SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.__)

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Xencor, Inc.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.	Amount Previously Paid:

7.	Form, Schedule or Registration Statement No.:

8.	Filing Party:

9.	Date Filed:

XENCOR, INC.

111 West Lemon Avenue

Monrovia, California 91016

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 26, 2019

Dear Stockholder:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of  Xencor, Inc., a Delaware corporation (the “Company”)  to be held on Wednesday, June 26, 2019 at 1:30 p.m. Pacific Time at the Company’s headquarters, 111 W. Lemon Ave., Monrovia, California 91016. We are holding the meeting for the following purposes:

1.	To elect the nominees to the Board of Directors named in the accompanying proxy statement to serve for the ensuing year and until their successors are elected;
2.	To ratify the selection by the Audit Committee of the Board of Directors of RSM US LLP as the independent registered public accounting firm of the Company for its fiscal year ending 2019;
3.	To hold a non-binding advisory vote on the compensation of the Company’s named executive officers; and,
4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice (the “Proxy Statement”).

The record date for the Annual Meeting is April 29, 2019.  Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Our Board of Directors recommends that you vote FOR the election of the director nominees and FOR Proposals 2 and 3

By Order of the Board of Directors

John J. Kuch
Secretary

Monrovia, California

April 30, 2019

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the proxy mailed to you as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

XENCOR, INC.

111 West Lemon Avenue

Monrovia, California 91016

PROXY STATEMENT

FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS

To be held on June 26, 2019

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (sometimes referred to as “our Board” or “the Board”) of Xencor, Inc. (“Xencor” or the “Company”) is soliciting your proxy to vote at the 2019 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials.  Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about May 13, 2019 to all stockholders of record entitled to vote at the annual meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after May 23, 2019.

How do I attend the annual meeting?

The meeting will be held on Wednesday, June 26, 2019 at 1:30 p.m. local time at the Company’s headquarters,  111 W. Lemon Ave., Monrovia, California 91016. Directions to the annual meeting may be found at: www.xencor.com.    Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 29, 2019 will be entitled to vote at the annual meeting.  On this record date, there were 56,352,379 shares of common stock outstanding and entitled to vote.

Stockholder of Record:  Shares Registered in Your Name

If on April 29, 2019 your shares were registered directly in your name with the Company’s transfer agent, Computershare, then you are a stockholder of record.  As a stockholder of record, you may vote in person at the meeting, or vote by proxy.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 29, 2019 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name”. The Notice is being forwarded to you by that organization.  The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting.  As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account.  You are also invited to attend the annual meeting.  However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What matters will be voted on at the annual meeting?

There are three matters scheduled for a vote at the annual meeting:

•	Proposal 1: Election of the nominees to the Board named in the proxy statement to serve for the ensuing year and until their successors are elected;
•

Proposal 2: Ratification of selection by the Audit Committee of the Board of Directors of RSM US LLP as independent registered public accounting firm of the Company for its fiscal year ending 2019; and

•	Proposal 3: To approve, by non-binding vote, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement.

No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

For Proposal 1, you may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify.  For Proposals 2 and 3, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy. Proxy votes may be cast either over the telephone, through the internet, or by using a proxy card that you may request or that we may elect to deliver at a later time.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.
•

To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided.  If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 25, 2019.
•

To vote over the telephone, dial toll-free 1-800-652-8683 using a touch-tone phone and follow the recorded instructions.  You will be asked to provide the company number and control number from the Notice.

•	To vote through the internet, go to www.envisionreports.com/XNCR to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Xencor.  Simply follow the voting instructions in the Notice to ensure that your vote is counted.  To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent.  Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.  However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 29, 2019.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, or in person at the annual meeting, your shares will not be voted.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares,  the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter.   Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.  Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation ), and certain corporate governance proposals, even if management-supported.  Accordingly, your broker or nominee may not vote your shares on Proposal 1 or 3 without your instructions, but may vote your shares on Proposal 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable: “For” the election of all seven nominees for director, “For” ratification of selection by the Audit Committee of the Board of Directors of RSM US LLP as independent registered public accounting firm of the Company for its fiscal year ending 2019, and “For” the approval, by non-binding vote, of the compensation of our named executive officers as disclosed in this Proxy Statement.   If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees and Computershare may also solicit proxies in person, by telephone, or by other means of communication.  Directors and employees will not be paid any additional compensation for soliciting proxies, but Computershare will be paid its customary fee  of approximately $3,000, plus out-of-pocket expenses if it solicits proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts.  Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes.  You can revoke your proxy at any time before the final vote at the meeting.  If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.
•	You may send a timely written notice that you are revoking your proxy to Xencor, Inc.’s Secretary at 111 West Lemon Avenue, Monrovia, California 91016.
•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card is the one that is counted.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 14, 2020,  to the attention of the Secretary of Xencor, Inc. at 111 West Lemon Avenue, Monrovia, California 91016. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, your written request must be received by the Secretary for Xencor, Inc. between February 27, 2020 and March 28, 2020.  You are also advised to review the Company’s Bylaws, which contain additional  requirements about advance notice of stockholder proposals and  director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; with respect to Proposals 2 and 3,  votes  “For” and “Against,” abstentions and, if applicable, broker non-votes.  Abstentions will be counted towards the respective vote totals for Proposals 2 and 3 and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

~~What are “broker non-votes”?~~

~~As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee~~ holding ~~the shares as to how to vote on matters deemed by NYSE to be “non-routine,”  the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”~~

How many votes are needed to approve each proposal?

➢

For Proposal 1, the election of directors, the seven nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.

➢

To be approved, Proposal 2 ratifying the selection by the Audit Committee of the Board of Directors of RSM US LLP as the independent registered public accounting firm of the Company for its fiscal year ending 2019, we  must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting.  If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote.  Broker non-votes will have no effect.

➢

To be approved, Proposal 3 approving, by a non-binding advisory vote, the compensation of the Company’s named executive officers as disclosed herein, we must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting.  A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy.  On the record date, there were 56,352,379 shares outstanding and entitled to vote. Thus, the holders of 28,176,190 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting.  Abstentions and broker non-votes will be counted towards the quorum requirement.  If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting.  In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting.  If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

Proposal 1

Election Of Directors

Xencor, Inc.’s Board of Directors currently consists of seven directors and there are seven nominees for director this year.  Each director to be elected and qualified will hold office until the next annual meeting of stockholders and until his or her successor is elected, or, if sooner, until the director’s death, resignation or removal.  Each of the nominees listed below is currently a director of the Company who was previously elected by the stockholders, except for  Dr. Ellen G. Feigal M.D. who was recommended for nomination to the Company’s Board by Dr. Bruce Montgomery, a non-management director of the Company at the time of the recommendation. It is the Company’s policy to invite nominees for directors to attend the annual meeting. Six directors attended our 2018 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The seven nominees receiving the highest number of affirmative votes will be elected.

Nominees

The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director, as of the date of this Proxy Statement.

The Nominating and Corporate Governance Committee (the “Nominating Committee”) seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Nominating Committee has identified and evaluated nominees in the broader context of the board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this Proxy Statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Nominating Committee to recommend that person as a nominee.  However, each of the members of the Nominating Committee may have a variety of reasons why he or she believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

Name	Age	Position Held with the Company

Dr. Bassil I. Dahiyat	48	Director, President and Chief Executive Officer
Dr. Kevin Gorman	60	Director
Mr. Kurt Gustafson	51	Director
Mr. Richard J. Ranieri	66	Director
Mr. Yujiro Hata	45	Director
Dr. A. Bruce Montgomery	65	Director
Dr. Ellen G. Feigal	64	Director

Bassil I. Dahiyat, Ph.D. has served as our President and Chief Executive Officer since February 2005 and as a member of our Board of Directors since August 1997. Dr. Dahiyat co-founded Xencor in 1997 and, from 1997 to 2003, served as our Chief Executive Officer and, from 2003 to 2005, served as our Chief Scientific Officer. Dr. Dahiyat currently serves on the board of directors of Kodiak Sciences Inc., a publicly traded company. In 2005, Dr. Dahiyat was recognized as a technology pioneer by the World Economic Forum. Additionally, Dr. Dahiyat was named one of 2003's Top 100 Young Innovators by MIT's Technology Review magazine for his work on protein design and its development for therapeutic applications and has received awards from the American Chemical Society, the Controlled Release Society and the California Institute of Technology. Dr. Dahiyat holds a Ph.D. in Chemistry from the California Institute of Technology and B.S. and M.S.E. degrees in Biomedical Engineering from Johns Hopkins University. We believe Dr. Dahiyat's experience in the pharmaceutical industry and as one of our founders qualifies him to serve on our Board of Directors.

Kevin Gorman, Ph.D. joined our Board of Directors in April 2017. He has more than 27 years in the life science business including senior roles in finance, business development and operations. Dr. Gorman is a founder of Neurocrine Biosciences, Inc. He was appointed President and Chief Executive Officer of the Company in January 2008 after having served as Executive Vice President and Chief Operating Officer since September 2006 and prior to that, as Executive Vice President and Chief Business Officer and Senior Vice President of Business Development. He has served on the Board of Directors since January 2008. From 1990 until 1993, Dr. Gorman was a principal of Avalon Medical Partners, L.P. where he was responsible for the early stage founding of the company and several other biotechnology companies such as Onyx Pharmaceuticals, Inc., Metra Biosystems, Inc., Idun Pharmaceuticals, Inc. and ARIAD Pharmaceuticals, Inc. Dr. Gorman received his Ph.D. in immunology and M.B.A. in Finance from the University of California, Los Angeles and did further post-doctoral training at The Rockefeller University. We believe that Dr. Gorman’s experience in biotechnology company leadership roles and his educational background qualify him to serve on our Board of Directors.

Kurt Gustafson joined our Board of Directors in July 2014.  He has more than 25 years of diverse experience in corporate finance, with 15 years in senior management roles leading the finance departments of multi-faceted, dynamic and growth-oriented biopharmaceutical industry organizations. Currently, Mr. Gustafson serves as Executive Vice President, Chief Financial Officer and Principal Accounting Officer at Spectrum Pharmaceuticals, Inc., a position he has held since June 2013. Mr. Gustafson currently serves on the board of directors of ChromaDex Corporation, a publicly traded company. From April 2009 to June 2013, he served as Chief Financial Officer at Halozyme Therapeutics, Inc., a publicly-traded biopharmaceutical company. Before Halozyme, Mr. Gustafson worked at Amgen, Inc. for over 18 years holding various positions in finance including Treasurer, Vice President, Finance and Chief Financial Officer of Amgen International based in Switzerland. Mr. Gustafson holds a Bachelor of Arts degree in accounting from North Park University in Chicago and an M.B.A. from University of California, Los Angeles.  We believe Mr. Gustafson’s experience in biotechnology company leadership and finance and his educational background qualify him to serve on our Board of Directors.

Yujiro S. Hata joined the Board of Directors in July 2015. He has more than 20 years of biotechnology company experience. Since August 2015 he has served as co-founder, Chief Executive Officer and member of the board of directors of IDEAYA Biosciences, a private oncology company. In 2015 Mr. Hata served as chief operating officer at immuno-oncology company FLX Bio, where he oversaw all business operations, mergers and acquisitions, and licensing. Prior to that Mr. Hata served as chief operating officer at immuno-oncology companies, Flexus Biosciences and spinout FLX Bio, until Flexus Biosciences’ acquisition by Bristol-Meyers Squibb in April 2015. From 2010 until its acquisition by Amgen in October 2013, Mr. Hata was Vice President, Corporate Development and Strategy at Onyx Pharmaceuticals, where he held various leadership roles, including head of mergers and acquisitions, and licensing, and head of corporate strategy and strategic asset management. From 2002 to 2010, he served in various roles as Vice President, Senior Vice President, and Chief Business Officer at Enanta Pharmaceuticals, and earlier in his career served in business and corporate development roles at Genome Therapeutics Corporation, McKinsey and Company and ImClone Systems Incorporated. Mr. Hata obtained his MBA at Wharton as a Henry J. Kaiser recipient and completed undergraduate studies in Chemistry at Oxford University and Colorado College. Mr. Hata serves on the board of directors at Expansion Therapeutics, a private biotechnology company and on the board of visitors of the Moores Cancer Center, at the University of California, San Diego. We believe that Mr. Hata’s experience in biotechnology company leadership and his background in strategy, corporate development and biotechnology company transactions qualify him to serve on our Board of Directors.

Bruce Montgomery, M.D. joined our Board of Directors in March 2015.  Dr. Montgomery has more than 25 years of drug development, operations and financing experience, including positions at Genentech, Inc., Pathogenesis Corporation, Corus Pharma, and Gilead Sciences, Inc. He is currently Chief Executive Officer and a member of the board of directors of Avalyn Pharma (formerly Genoa Pharmaceuticals), a private biotechnology company which he joined in 2017. From 2011 to 2016, he was Chief Executive Officer and a member of the board of directors of Cardeas Pharma, a private biotechnology company that he founded in 2010. From August 2006 to May 2011, Dr. Montgomery served as Senior Vice President of Gilead Sciences, Inc. and prior to that, served for six years as Chief Executive Officer of Corus Pharma, a specialized biotechnology company that he founded, which was acquired by Gilead in 2006. While at Gilead, Dr. Montgomery successfully led the development of Cayston (aztreonam) as a treatment for cystic fibrosis patients. Dr. Montgomery also served as Executive Vice President of Research and Development at PathoGenesis Corporation until its acquisition by Chiron Corporation in 2000.  He has served as a board member for ZymoGenetics, Inc. and is currently on the board of Alder Biopharmaceuticals and Cytodyn, Inc.  Dr. Montgomery is a board-certified internist and pulmonologist.  Dr. Montgomery received his B.S. in Chemistry (Magna cum Laude, Outstanding Chemistry Major (Merck Award)), and M.D. (Alpha Omega Alpha Honor Medical Society) from the University of Washington, Seattle.  We believe that Dr. Montgomery’s executive leadership experience in pharmaceutical and biotechnology company drug development and his educational background qualify him to serve on our Board of Directors.

Richard J. Ranieri joined our Board of Directors in December 2017. Mr. Ranieri has more than 20 years of senior level biopharma human resource experience and currently serves as a senior advisor to BioMarin Pharmaceutical Inc and from September 2013 through December 2018 he served as executive vice president of human resources and corporate affairs for the company. Previously Mr. Ranieri served as executive vice president, human resources at Dendreon Pharmaceuticals from 2010 to 2013, and executive vice president, human resources and administration at Sepracor, Inc.  Earlier in his career, Mr. Ranieri served in executive positions at Neurocrine Biosciences, Inc., Genencor International, and Smithkline Beecham. He received a B.A. from Villanova University, and an M.A. in organizational behavior from Rider University. We believe that Mr. Ranieri’s leadership experience in human resources with biotechnology organizations qualify him to serve on our Board of Directors.

Ellen G Feigal, joined our Board of Directors in November 2018. Dr. Feigal is a partner at NDA Partners, a strategy consulting firm, where she leads efforts in designing and executing product development and regulatory strategies in the areas of cell therapies, medical imaging, hematology and oncology. She is also adjunct faculty at the Sandra Day O'Connor College of Law, Arizona State University, where she teaches FDA drug law and medical research ethics and law. Dr. Feigal previously served as senior vice president of research and development at the California Institute for Regenerative Medicine; executive medical director, global development, at Amgen; and chief medical officer at Insys Therapeutics. She was a founding director of the American Course on Drug Development and Regulatory Sciences at the University of California, San Francisco. Prior to UCSF, Dr. Feigal was director of medical devices and imaging at the Critical Path Institute and Vice President of clinical sciences at the Translational Genomics Research Institute. From 1992 to 2004, she held leadership roles at the National Cancer Institute, where she directed the Division of Cancer Treatment and Diagnosis after serving as deputy director of the division and as a senior investigator in the Cancer Therapy Evaluation Program. Dr. Feigal received her M.D. from the University of California, Davis and completed an internal medicine residency at Stanford University and a hematology/oncology fellowship at University of California, San Francisco. We believe that Dr. Feigal’s leadership and experience in regulatory affairs and drug development and her educational background qualify her to serve on our Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Director Compensation

We have adopted a Director Compensation Policy for our non-employee directors. Our directors who are employees are compensated for their services as employees and do not receive additional compensation for serving on our Board. In March 2017, our Board of Directors adopted a revised compensation policy applicable to all of our non-employee directors that became effective upon the date of the adoption. Under the director compensation policy, our non-employee directors receive an annual retainer of $40,000, to be pro rata if he or she is serving as director for less than a full year. Our chair, or lead director, receives an additional retainer of $30,000.  In addition, all non-employee directors who serve on one or more committees are eligible to receive the following committee fees:

Committee	Member Annual Retainer	Chair Annual Retainer
Audit Committee	$ 7,500	$ 15,000
Compensation Committee	$ 5,000	$ 12,000
Nominating and Corporate
Governance Committee	$ 5,000	$ 7,500

Board fees are paid quarterly in arrears. We also have reimbursed and will continue to reimburse all of our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our Board of Directors and committees of our Board of Directors.

In addition, non-employee directors are entitled to receive an option to purchase shares of our common stock upon initial election or appointment to the Board (the “Initial Grant”) and an option to purchase shares of common stock annually thereafter (the “Annual Grant”). Previous to September 2018, the amount of shares subject to the Initial Grant was 15,000 and the amount of shares subject to the Annual Grant was 7,500.

In 2018, the Board engaged an independent consultant to review the board’s compensation practices relative to its peer group and, based on this review in September 2018 the Board amended the board compensation policy to reflect a fixed dollar approach for equity compensation which can include either stock options or restricted stock units (“RSUs”). Effective for board equity grants issued after the date of the amendment, the Initial Grant to eligible directors will have a fixed dollar value of $400,000 and the Annual Grant to eligible directors will have a fixed dollar value of $275,000. The equity values will be based on the Black Scholes valuation model using a three-month trailing average closing price of our common stock. The Initial Grant vests one-third on the first anniversary of the grant and the remainder monthly over the next 24 months thereafter. The Annual Grant options vest monthly over 12 months from the date of grant.

The following table sets forth information concerning the compensation that we paid or awarded during the year ended December 31, 2018 to each of our non-employee directors:

	Fees Earned or
	Paid in Cash	Option	Total
Name(1)	($)	Awards(1)	($)
A. Bruce Montgomery	91,031	182,633	273,664
Kevin Gorman	48,750	182,633	231,383
Kurt Gustafson	57,500	182,633	240,133
Yujiro S. Hata	52,500	182,633	235,133
Richard Ranieri	50,233	182,633	232,866
Ellen G. Feigal	5,978	403,779	409,757

(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during 2018 computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 7 to our financial statements.

The following table sets forth the aggregate number of shares subject to outstanding stock options held by non-employee directors as of December 31, 2018:

		Total Shares
		Subject to Options
Name	2018 Awards	At 12/31/18

A Bruce Montgomery	7,500	37,500
Kevin Gorman	7,500	30,000
Kurt Gustafson	7,500	37,500
Yujiro S. Hata	7,500	37,500
Richard Ranieri	7,500	22,500
Ellen G. Feigal	15,037	15,037

Each of the option grants described above will vest and become exercisable subject to the director's continuous service to us, provided that each option will vest in full upon a change of control (as defined under our 2013 Equity Incentive Plan). The term of each option will be 10 years. The options will be granted under our 2013 Equity Incentive Plan, the terms of which are described in more detail above under "—Equity Benefit Plans—2013 Equity Incentive Plan."

Proposal 2

Ratification of Selection of Independent Registered Public
Accounting Firm

The Audit Committee has selected RSM US LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2019 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the annual meeting. RSM US LLP has audited the Company’s financial statements since 2015. Representatives of RSM US LLP are expected to be present at the annual meeting.  They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of RSM US LLP as the Company’s independent registered public accounting firm.  However, the Audit Committee is submitting the selection of RSM US LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interest of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of RSM US LLP. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as negative votes.  Broker non-votes (if any) are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

The Board Of Directors Recommends

A Vote In Favor Of Proposal 2.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2018 and December 31, 2017,  by RSM US, LLP, the Company’s current principal accountant.  All fees described below were approved by the Audit Committee.

	Fiscal Year
	Ended
	2018	2017
	(in thousands)
Audit Fees (1)	$423	$500
Audit-related Fees	89	28
Tax Fees	40	15
Total Fees	$552	$543

(1)

Audit fees for 2018 and 2017 were for professional services rendered for the audits of our financial statements, attestation services with respect to our internal controls over financial reporting and reviews of quarterly financial statements.

(2)	Audit related fees in 2018 and 2017 consist of professional fees for review of our registration statements filings and consents, comfort letters and consultations concerning financial accounting.
(3)	Tax fees in 2018 and 2017 reflect professional services for compliance including preparation of our corporate income tax returns and related tax consulting.

During the fiscal year ended December 31, 2018,  none of the total hours expended on the Company’s financial audit  by RSM US LLP were provided by persons other than RSM US LLP full-time permanent employees.

Pre-Approval Policies and Procedures.

The Audit Committee pre-approves all audit and non-audit services rendered by the Company’s independent registered public accounting firm. This policy is set forth in the charter of the Audit Committee and is available on the Corporate Governance section of our website.

Proposal 3

Advisory Vote on Executive Compensation

Our Compensation Discussion and Analysis, which appears later in this Proxy Statement, describes our executive compensation program and the compensation decisions that the Compensation Committee and our Board of Directors made in 2018 with respect to the compensation of our named executive officers (listed in the section below captioned “Executive Officers”). In 2016, stockholders voted, on an advisory basis, to hold an annual advisory vote on the compensation of our named executive officers.   As required pursuant to Section 14A of the Securities Exchange Act, our Board of Directors is asking that stockholders cast a non-binding, advisory vote FOR the following resolution:

 “RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As we describe in our Compensation Discussion and Analysis beginning on page 25, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. In particular, our compensation program rewards financial, strategic and operational performance and the goals set for each performance category are intended to support our long-range plans.

You are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy. Although the vote you are being asked to cast is non-binding, we value the views of our stockholders, and the Compensation Committee and our Board of Directors will consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3

CORPORATE GOVERNANCE

Independence of The Board of Directors

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following directors are independent directors within the meaning of the applicable NASDAQ listing standards: Dr. Gorman, Mr. Gustafson, Mr. Hata, Dr. Montgomery, Mr. Ranieri and Dr. Feigal. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.

Board Leadership Structure

The Board of Directors has a Lead Board Member, Dr. Bruce Montgomery, who has authority, among other things, to call and preside over Board of Directors meetings.  As a general policy, the Board of Directors believes that separation of the position of Lead Board Member and Chief Executive Officer reinforces the independence of the Board from management, creates an environment that encourages objective oversite of management’s performance and enhances the effectiveness of the Board as a whole. We have a separate chair for each committee of the Board of Directors. The chairs of each committee are expected to report annually to the Board of Directors on the activities of their committee in fulfilling their responsibilities as detailed in their respective charters or specify any shortcomings should that be the case.

Role of the Board in Risk Oversight

The Audit Committee of the Board of Directors is primarily responsible for overseeing our risk management processes on behalf of the Board of Directors. In its regular meetings, the Audit Committee receives information from management regarding our assessment of risks. In addition, the Audit Committee reports regularly to the Board of Directors, which also considers our risk profile. The Audit Committee and the Board of Directors focus on the most significant risks we face and our general risk management strategies. While the Board of Directors oversees our risk management, management is responsible for day-to-day risk management processes. Our Board of Directors expects management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the Audit Committee and the Board of Directors. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that our Board of Directors’ leadership structure, which also emphasizes the independence of the Board of Directors in its oversight of its business and affairs, supports this approach.

Meetings of The Board of Directors

The Board of Directors met seven times during the last fiscal year as well as four times in executive session.  Additionally, the Board of Directors acted by written consent three time during 2018. All Board members attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members, respectively.

Information Regarding Committees of the Board of Directors

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.  The following table provides membership and meeting information for fiscal year 2018 for each of the Board committees:

Nominating and
Corporate
Name	Audit	Compensation	Governance

Mr. Kurt Gustafson **(1)	X*	X
Mr. Yujiro S. Hata	X		X
Dr. A. Bruce Montgomery (2)	X	X	X*
Dr. Kevin Gorman		X	X
Mr. Richard Ranieri (3)		X*
Dr. Ellen Feigal (4)
Total meetings in fiscal 2018	4	6	1

*      Current Committee Chairperson

**     Financial Expert

(1)	Mr. Gustafson was a member of the compensation committee from January 1, 2018 through February 23, 2018.
(2)	Dr. Montgomery was chairman of the compensation committee from January 1, 2018 through February 23, 2018.
(3)	Mr. Ranieri was appointed chairman of the compensation committee February 23, 2018.
(4)	Dr. Feigal was appointed to the board in November 2018 and as a member of the nominating and corporate governance committee in February 2019.

Below is a description of each committee of the Board of Directors.  Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.  The Board of Directors has determined that, except as specifically described below, each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Board Committees

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements.

For this purpose, the Audit Committee performs several functions, among other things:

•	evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors;
•	determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors;
•	reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services;

•	monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law;
•

prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of our independent auditor;

•

reviews and approves or rejects transactions between the Company and any related persons in accordance with our related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including our code of business conduct and ethics;

•

reviewing with management and the independent auditors significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of internal controls over financial reporting;

•

establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;
•	preparing the report that the SEC requires in our annual proxy statement;
•	reviewing on a periodic basis our investment policy;
•	reviewing our major financial risk exposures;
•

reviewing the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and,

•	reviewing on an annual basis the performance of the Audit Committee, including compliance of the Audit Committee with its charter.

The Audit Committee is currently composed of three directors: Mr. Gustafson, Mr. Hata and Dr. Montgomery.  The Audit Committee met four times during the fiscal year.  The Audit Committee has adopted a written charter that is available to stockholders on the Company’s website at www.xencor.com.

The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards).    Our Board of Directors has determined that each member of the Audit Committee meets the requirements for independence under the NASDAQ listing standards.

The Board of Directors has determined that Mr. Gustafson qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Gustafson’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer at other publicly traded biopharmaceutical companies.

Report of the Audit Committee of the Board of Directors*

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2018 with management of the Company.  The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 61, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).  The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.  Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

Mr,. Kurt Gustafson, Committee Chair
Mr. Yujiro Hata
Dr. A. Bruce Montgomery

*The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is currently composed of three directors: Mr. Ranieri, Dr. Gorman, and Dr. Montgomery.  All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Compensation Committee met six times during the 2018. The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at www.xencor.com.

The Compensation Committee of the Board of Directors acts on behalf of the Board to review and recommend for adoption and oversee the Company’s compensation strategy, policies, plans and programs, including:

•	reviewing, modifying and approving (or if it deems appropriate, making recommendations to the full Board of Directors regarding) our overall compensation strategy and policies;
•	reviewing and approving (or, if it deems appropriate, making recommendations to the full Board of Directors regarding) the compensation and other terms of employment of our executive officers;
•

reviewing and approving (or, if it deems appropriate, making recommendations to the full Board of Directors regarding) performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•

reviewing and approving (or if it deems it appropriate, making recommendations to the full Board of Directors regarding) the equity incentive plans, compensation plans and similar programs advisable for us, as well as modifying, amending or terminating existing plans and programs;

•

evaluating risks associated with our compensation policies and practices and assessing whether risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us;

•

reviewing and approving (or, if it deems appropriate, making recommendations to the full Board of Directors regarding) the type and amount of compensation to be paid or awarded to our non-employee Board members;

•

establishing policies with respect to votes by our stockholders to approve executive compensation to the extent required by Section 14A of the Exchange Act, and to the extent applicable, determining our recommendations regarding the frequency of advisory votes on executive compensation;

•

reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act, as well as applicable NASDAQ rules and regulations;

•

reviewing any conflicts of interest raised by the work of any compensation consultant that had any role in determining or recommending the amount or form of executive or director compensation and how such conflict is being addressed for disclosure in our proxy statements to be filed with the SEC;

•	administering our equity incentive plans;
•	establishing policies with respect to equity compensation arrangements;
•

reviewing and approving (or, if it deems appropriate, making recommendations to the full Board of Directors regarding) the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

•	reviewing the adequacy of its charter on a periodic basis;
•

to the extent applicable, reviewing with management and approving our disclosures under the caption “Compensation Discussion and Analysis” in our periodic reports or proxy statements to be filed with the SEC

•	preparing the report that the SEC requires in our annual proxy statements; and
•	reviewing and assessing on an annual basis the performance of the Compensation Committee

We believe that the composition and functioning of our Compensation Committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, and all applicable SEC and NASDAQ rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee as of December 31, 2018 were Dr. Montgomery, Mr. Ranieri and Dr. Gorman, with Mr. Ranieri acting as chair. No member of the Compensation Committee has ever been an officer or employee of the Company. None of our executive officers currently serve, or has served during the last completed fiscal year, on the Compensation Committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for among other things:

•	identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board),
•	reviewing and evaluating incumbent directors,
•	recommending to the Board for selection candidates for election to the Board of Directors,

•	making recommendations to the Board regarding the membership of the committees of the Board,
•	considering and assessing the independence of members of our Board of Directors,
•	reviewing the adequacy of its charter on an annual basis,
•	assessing the performance of the Board,
•	monitoring the Company’s adherence to its Code of Business Conduct and Ethics and,
•	annually evaluating the performance of the Nominating and Corporate Governance Committee.

We believe that the composition and functioning of our Nominating and Corporate Governance Committee complies with all applicable requirements of the Sarbanes-Oxley Act of 2002, and all applicable SEC and NASDAQ rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.

The Nominating and Corporate Governance Committee is currently composed of four directors: Mr. Gorman, Dr. Montgomery, Dr. Feigal and Mr. Hata with Dr. Montgomery acting as committee chair.  All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards).

The Nominating and Corporate Governance Committee believes that candidates for director, both individually and collectively, can and do provide the integrity, experience, judgment, commitment (including having sufficient time to devote to the Company and level of participation), skills, diversity and expertise appropriate for the Company.  In assessing the candidates, both individually and collectively, the Nominating and Corporate Governance Committee may consider the current needs of the Board and the Company to maintain a balance of knowledge, experience and capability in various areas. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders.  In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines where the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendations to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 111 West Lemon Avenue, Monrovia, CA 91016, Attn: Secretary, no later than the 90th day and no earlier than the 120th day prior to the one year anniversary of the preceding year’s annual meeting.  Submissions must include (1) the name and address of the Company stockholder on whose behalf the submission is made; (2) number of Company shares that are owned beneficially by such stockholder as of the date of the submission; (3) the full name of the proposed candidate; (4) description of the proposed candidate’s business experience for at least the previous five years; (5) complete biographical information for the proposed candidate; (6) a description of the proposed candidate’s qualifications as a director and (7) any other information required by the Company Bylaws. The Company may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

The Nominating and Governance Committee met one time during 2018. The Nominating and Governance Committee has adopted a written charter that is available to stockholders on the Company’s website at www.xencor.com. The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report on Form 10-K for fiscal year 2018.

Transactions With Related Persons

Related-Person Transactions policy and Procedures

In 2013, the Company adopted a written Related-Person Transactions Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of the Company’s policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $120,000.  Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered by this policy.  A related person is any executive officer, director, or more than 5% shareholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification.  The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance,  the Company relies on information supplied by its executive officers, directors and certain significant stockholders.

In considering related-person transactions, the Committee takes into account the relevant available facts and circumstances including, but not limited to:

(a)	the risks, costs and benefits to the Company,
(b)	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated,
(c)	the terms of the transaction,
(d)	the availability of other sources for comparable services or products and
(e)	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Committee considers, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interest of the Company and its stockholders, as the Committee determines in the good faith exercise of its discretion.

Certain Related-Person Transactions

Pursuant to SEC rules, a “transaction” with a related person includes any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company was or is a participant in which the related person had or will have a direct or indirect material interest where the amount involved exceeds $120,000.  Since January 1, 2018, there has not been, nor is there currently proposed, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are, were or will be participants in which the amount involves exceeds $120,000 other than compensation arrangements described under the caption “Executive Compensation” and the transaction described below.

Indemnification Agreements

We have entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his or her services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request. We believe that these indemnification agreements, together with the provisions in our bylaws, are necessary to attract and retain qualified persons as directors and officers.

Stockholder Communications With The Board Of Directors

The Company’s Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Secretary of Xencor, Inc. at 111 West Lemon Avenue, Monrovia, CA 91016, Attn: Secretary.  Each communication must set forth: the name and address of the Company stockholder on whose behalf the communication is sent; and, the number of Company shares that are owned beneficially by such stockholder as of the date of the communication.  Each communication will be reviewed by the Company’s Secretary to determine whether it is appropriate for presentation to the Board or such director.  Communications determined by the Company’s Secretary to be appropriate for presentation to the Board or such director will be submitted to the Board or such director on a periodic basis.

Code of Business Conduct and Ethics

The Company has adopted the Xencor, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees.  The Code of Business Conduct and Ethics is available on the Company’s website at www.xencor.com.    If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.  The information on our website is not incorporated by reference into this Proxy Statement or our Annual Report on Form 10-K for the fiscal year 2018.

Executive Officers

The following table sets forth certain information regarding our executive officers:

Name	Age	Position
Bassil I. Dahiyat, Ph.D.	48	President, Chief Executive Officer and Director
Paul Foster, M.D.	65	Senior Vice President and Chief Medical Officer
John R. Desjarlais, Ph.D.	54	Senior Vice President, Research and Chief Scientific Officer
John J. Kuch	59	Senior Vice President, Chief Financial Officer

Dr. Dahiyat’s biographical information is set forth above under Proposal 1.

Paul Foster, M.D. joined us as Chief Medical Officer in August 2012, after serving in a substantially similar capacity as an outside consultant from January 2010 until August 2012. In December 2015, Dr. Foster was appointed Senior Vice President and Chief Medical Officer. Dr. Foster has 27 years of experience in a career spanning academic basic research, academic medical practice, research & development, product development, clinical development, drug safety, medical affairs, regulatory affairs and product commercialization. From June 2008 through May 2009 he served as Chief Medical Officer for Cardium Therapeutics Inc., a publicly-held health sciences and regenerative medicine company, and prior to that provided medical/clinical consulting services as Senior Vice President Development and Chief Medical Officer of Development & Strategic Consulting Associates, LLC. He has held senior leadership positions in both large and small biopharmaceutical companies including Biogen Idec, Inc., IDEC Pharmaceuticals Corp., Abbott Laboratories, Alpha Therapeutics Corporation, Reata Pharmaceuticals, Inc. and Dade Behring, Inc. He has experience with the development of biologics, small molecules and in-vitro diagnostics in therapeutic areas including oncology, hematology, inflammation and autoimmune diseases. Dr. Foster received his M.D. from Duke University School of Medicine and trained in Internal Medicine and Hematology/Oncology, and received a B.S. in Chemistry from the University of Michigan.

John R. Desjarlais, Ph.D. has served as our Chief Scientific Officer since July 2014 and served as our Vice President, Research from October 2006 to July 2014.  In March 2016, Dr. Desjarlais was appointed Senior Vice President, Research and Chief Scientific Officer.  He joined the Company in July 2001, initially serving as our Director of Protein Engineering. Dr. Desjarlais oversees all aspects of discovery and research at the company including technology development, protein and antibody engineering and generation of product candidates. Prior to joining us, Dr. Desjarlais was an Assistant Professor of Chemistry at Penn State University from 1997 to 2001. Dr. Desjarlais received a B.S. in Physics from the University of Massachusetts and holds a Ph.D. in Biophysics from Johns Hopkins University. He then conducted postdoctoral research at the University of California, Berkeley. Dr. Desjarlais has driven the Company's technology development and engineering efforts for over ten years and participated in the development of the Company's business and intellectual property strategies.

John J. Kuch has served as our Chief Financial Officer since May 2018 and served as our Vice President, Finance since October 2010, and joined the Company in October 2000, serving as our Senior Director of Finance. Mr. Kuch has primary responsibility for SEC and financial reporting, budgeting, cash-flow management, investments, information technology, investor relations, capital financing and facility issues for the Company. Mr. Kuch has had primary responsibility for the Company’s initial public offering and its subsequent follow-on financing transactions. Prior to joining us, he worked for over 15 years in public accounting. From August 1997 through December 1998 he served as a Director at PricewaterhouseCoopers LLP. Mr. Kuch is a certified public accountant and received his B.S. and M.S. in Accounting from the University of Illinois.

Executive Compensation

EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following Compensation Discussion and Analysis provides information about our 2018 named executive officers (“NEOs”): the individuals who served as our principal executive officer, principal financial officer and two other most highly compensated executive officers serving as of December 31, 2018 (we did not have any other executive officers serving as of such date), and one former executive officer who ceased providing service to us in 2018. Our NEO’s for fiscal 2018 are:

Name	Position(s)
Bassil I. Dahiyat, Ph.D.	President, Chief Executive Officer and Director
(principal executive officer)
John J. Kuch	Senior Vice President, Chief Financial Officer (principal financial officer)
Paul Foster, M.D.	Senior Vice President, Chief Medical Officer
John R. Desjarlais, Ph.D.	Senior Vice President, Research and Chief Scientific Officer
Edgardo Baracchini, Jr., Ph.D.*	Former Chief Business Officer

*Dr. Baracchini served as our Chief Business Officer through August 2018.

2018 Business Highlights

In 2018, we continued to advance our bispecific technologies and clinical candidates, we reported progress on key partnerships and collaborations and we also strengthened our balance sheet to provide extended runway to fund operations.

Our key accomplishments in 2018 included:

•

We submitted and obtained approval for three investigational new drug applications (“IND’s”) to the U.S. Food and Drug Administration (FDA) for our tumor microenvironment bispecific candidates: XmAb20717 (PD-1 x CTLA-4), XmAb23104 (PD-1 x ICOS) and XmAb22841 (CTLA-4 x LAG-3). We also initiated a Phase 1 trial for the XmAb20717 program and we have open IND’s for the other two programs,

•

We presented initial data on XmAb14045, a CD123 x CD3 that targets acute myeloid leukemia (AML) at the American Society of Hematology (ASH) Annual Meeting in December 2018 which showed encouraging clinical activity for our lead bispecific program,

•	We presented topline data from the Phase 2 trial of XmAb5871 targeting Systemic Lupus Erythematosus (“SLE”) at the American College of Rheumatology (ACR) annual meeting.
•

We advanced our bispecific platform with the development of new cytokine candidates including XmAb24306, an IL15/IL15Ra candidate that lead to our collaboration with Genentech, Inc. and F. Hoffmann-LaRoche Ltd. (collectively “Genentech”) in early 2019.

•

The first drug compound that incorporates one of our XmAb technologies was approved for marketing by the FDA. In December the FDA approved Ultomiris® for the treatment of adult patients with paroxysmal nocturnal hemoglobinuria (PNH). Ultomiris was developed by our partner Alexion Pharmaceuticals, Inc. and incorporates our Xtend® technology for longer half-life. The approved dosing schedule for Ultomiris is bimonthly compared to biweekly dosing with the first approved therapy, Soliris®.

•

We strengthened the Company’s balance sheet by closing an underwritten offering in March 2018 that provided us net proceeds of approximately $245.5 million and kept spending within budget. We concluded 2018 with cash and investments over $500 million which we expect will provide runway to fund operations beyond 2024.

Stock Performance

Our corporate goal is to develop novel drug candidates that have a positive impact on patient outcomes. We believe that advancing toward this goal will create long-term value for our shareholders.  Our 2018 business highlights reflect the continued progress toward this goal and our stock performance since our Initial Public Offering in December 2013 reflects such appreciation from $5.50 to $36.16 as of December 31, 2018. For more information, see Part II, Item 5, ‘Performance Graph” in our Form 10-K for the year ended December 31, 2018, as filed with the SEC on February 26, 2019.

Executive Summary

The important features of our executive compensation program include the following:

➢

We tie pay to performance.  We structure a significant portion of our NEO’s compensation to be variable, at risk and tied directly to our measurable performance.  For 2018, 87.5% of our Chief Executive Officer’s total reported compensation and an average of 80.3% of our other NEO’s total reported compensation was linked to performance, consisting of annual performance bonus earned and equity incentives awarded,  as reported in the “Summary Compensation Table”.

➢

Our executive bonuses are dependent on meeting corporate objectives.  Our annual performance-based bonus opportunities for all of our NEOs are dependent upon our achievement of annual corporate objectives established each year and, in the case of our NEOs other than our Chief Executive Officer, the individual officer’s contributions towards such corporate objectives.  Our Board of Directors may choose to award additional bonuses based on significant corporate achievements that occur during the year.

➢

We emphasize long-term equity incentives.  Equity awards are an integral part of our executive compensation program, and comprise the primary “at-risk” portion of our NEO compensation package. We have historically granted equity awards in the form of stock options and we consider stock options performance-based because they provide value only if the market price of our stock increases, and if the executive officer continues in our employment over the option term.  These awards strongly align our executive officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our executive officers to remain in our long-term employ.

➢

Change in control benefits are limited to double-trigger payments which require termination other than for cause or resignation for good reason in connection with a change of control to trigger payments.

➢	We do not provide our executive officers with any excise tax or other tax gross ups.
➢	We do not provide any executive fringe benefits or perquisites to our executives, such as car allowances or personal security.
➢

Our Compensation Committee has retained an independent third-party compensation consultant for guidance in making compensation decisions. The compensation consultant advises the Compensation Committee on market practices, including identifying a peer group of companies and their compensation practices, so that our Compensation Committee can regularly assess the Company's individual and total compensation programs against these peer companies, the general marketplace and other industry data points.

➢	We prohibit any and all hedging and pledging of Company stock.

Overview of our Executive Compensation Program

Objectives, Philosophy and Elements of Executive Compensation

Our compensation program aims to achieve the following main objectives:

•	attract and retain and reward highly qualified executives
•	provide incentives that motivate and reward for achievement of our key performance goals that increase stockholder value over the long-term
•	align our executives’ interests with those of our stockholders
•	link pay to company performance
•

offer pay packages that remain competitive within the biopharmaceutical market in which we compete in order to recruit and retain top talent , while maintaining a reasonable cost and dilution to our stockholders

Our executive compensation program generally consists of, and is intended to strike a balance among, the following three principal components: base salary, annual performance-based bonuses and long-term incentive compensation. We also provide our executive officers with severance and change-in-control benefits, as well as other benefits available to all our employees, including participation in the Company’s Employee Stock Purchase Plan (ESPP), retirement benefits under the Company’s 401(k) plan and participation in employee benefit plans.  The following chart summarizes the three main elements of compensation, their objectives and key features.

Element of Compensation	Objectives	Key Features
Base Salary (fixed cash)	Provides financial stability and security through a fixed amount of cash for performing job responsibilities.

Generally reviewed annually at the beginning of the year and determined based on a number of factors (including individual performance, internal equity, retention, expected cost of living increases and the overall performance of our Company) and by reference to market data provided by our independent compensation consultant.

Performance Bonus (at-risk cash)	Motivates and rewards for attaining key annual corporate performance goals and individual contributions that relate to our key business objectives.

Target bonus amounts, calculated as a percentage of base salary, are generally reviewed annually at the beginning of the year and determined based upon positions that have similar impact on the organization and competitive bonus opportunities in our market. Bonus opportunities are dependent upon achievement of specific corporate performance objectives consistent with our long-term strategic plan and, except with respect to our CEO, individual performance objectives that relate to the officer’s role and expected contribution toward reaching our corporate goals, generally determined by the Compensation Committee and Board of Directors and communicated at the beginning of the year.

Actual bonus amounts earned are determined after the end of the year, taking into account corporate and, where applicable, individual performance objectives.

Element of Compensation	Objectives	Key Features
Long-Term Incentive (at-risk equity)

Motivates and rewards for long-term Company performance; aligns executives’ interests with stockholder interests and changes in stockholder value.

Attracts highly qualified executives and encourages their continued employment over the long-term.

Equity opportunities are generally reviewed annually and may be granted at the beginning of the year or as appropriate during the year for new hires, promotions, or other special circumstances, such as to encourage retention, or as a reward for significant achievement.

Individual awards are determined based on a number of factors, including current corporate and individual performance, outstanding equity holdings and their retention value and total ownership, historical value of our stock, internal equity amongst executives and market data provided by our independent compensation consultant.
Equity grants have historically been provided primarily in the form of stock options that typically vest over a four-year period.

We focus on providing a competitive compensation package to our executive officers which provides significant short and long-term incentives for the achievement of measurable corporate objectives.  We believe that this approach provides an appropriate blend of short-term and long-term incentives to maximize stockholder value.

We do not have any formal policies for allocating compensation among salary, performance bonus awards and equity grants, short-term and long-term compensation or among cash and non-cash compensation. Instead, the Compensation Committee and the Board uses its judgment to establish a total compensation program for each named executive officer that is a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. However, historically we have structured a significant portion of the named executive officers’ total target compensation so that it is comprised of performance-based bonus opportunities and long-term equity awards, in order to align the executive officers’ incentives with the interests of our stockholders and our corporate goals.

In making executive compensation decisions, the Compensation Committee generally considers each executive officer’s total direct compensation, which consists of base salary, target bonus opportunity, which together with base salary we refer to as total target cash compensations, and long-term equity awards (which are valued based on an approximation of grant fair value).

How We Determine Executive Compensation

Role of our Compensation Committee, Management and the Board

The Compensation Committee is appointed by the Board to assist the Board with its responsibilities related to the compensation of the Company’s directors, officers, and employees and the development and administration of the Company’s compensation plans. For details on the Compensation Committee’s oversight of the executive compensation program, see the section titled “Information Regarding Committees of the Board of Directors—Compensation Committee” beginning on page 15 of this Proxy Statement.  Our Compensation Committee consists solely of independent members of the Board.

The Compensation Committee reviews and makes recommendations to the Board with respect to all compensation paid to our executive officers, including our named executive officers. The Chief Executive Officer evaluates and provides to the Compensation Committee performance assessments and compensation recommendations. In making his recommendations, the Chief Executive Officer reviews various third party compensation surveys and compensation data provided by the independent compensation consultant to the Compensation Committee, as described below. While the Chief Executive Officer discusses his recommendations with the Compensation Committee and the Board, he does not participate in the deliberations concerning, or the determination of, his own compensation. The Board discusses and makes final determinations with respect to executive compensation matters without the Chief Executive Officer present during discussions of the Chief Executive Officer’s compensation.  From time to time, various other members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee or the Board to make presentations, provide financial or other background information or advice or otherwise participate in the Compensation Committee or Board meetings.

The Compensation Committee meets periodically throughout the year to manage and evaluate our executive compensation program, and generally determines, subject to final Board approval, the principal components of compensation (base salary, performance bonus and equity awards) for our executive officers on an annual basis, typically at the beginning of each fiscal year; however, decisions may occur during the year for new hires, promotions or other special circumstances as our Compensation Committee determines appropriate.  Neither the Board nor the Compensation Committee delegates authority to approve executive officer compensation.  The Compensation Committee does not maintain a formal policy for recommending to the Board the timing of equity awards to our executive officers; awards are generally approved at a meeting of the Compensation Committee and the Board in January of each year.

Role of Compensation Consultant

The Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. The Compensation Committee retained as its compensation consultant Barney and Barney, LLC, a Marsh & McClennan Agency LLC company (Barney), to develop a group of peer companies to use as a reference in making executive compensation decisions, evaluating current executive pay practices and considering different compensation programs to aid making executive pay decisions for 2018.

The Compensation Committee has analyzed the work as a compensation consultant and determined that there is no conflict of interest from retaining Barney for this engagement. In reaching these conclusions, the Compensation Committee considered the factors set forth in the SEC rules and NASDAQ listing standards.

Use of Competitive Market Compensation Data

The Compensation Committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the Compensation Committee directed Barney to develop a proposed list of our peer group companies to be used in connection with assessing the compensation practices of the publicly traded companies with whom we compete.

Barney proposed, and the Compensation Committee approved, a group of companies that would be appropriate peers based on our Company’s industry focus, stage of clinical development and size (based on employee headcount, revenues and market capitalization). Specifically, based on input from the Compensation Committee, Barney compiled a list of companies operating in the life science industry, with an emphasis on companies engaged in pre-commercialization drug development programs from phase 2 to phase 3 clinical trials or earlier, with total market capitalization between $400 million and $1.8 billion, that have total employee headcount of less than 150, that do not generate revenues from commercialized products. In December 2017, the following companies were approved as our peers for use in 2018 compensation decisions, as described below.  At the time of approval of these companies, or the peer companies, the

Company fell in the 83rd percentile of the peer group in terms of market capitalization, the 95th percentile of the peer group in terms of revenues and the 25th percentile of the peer group in terms of total employee headcount.

Achillion Pharmaceuticals	Five Prime Therapeutics
Aduro Biotech	Flexion Therapeutics
Alder Biopharmaceuticals	Insmed
Bellicum Pharmaceuticals	Loxo Oncology
Blueprint Medicines	Macrogenics
Cempra	OncoMed Pharmaceuticals
Coherus Biosciences	Otonomy
CytomX Therapeutics	Revance Therapeutics
Enanta Pharmaceuticals	Sangamo Therapeutics
Epizyme	Sarepta Therapeutics
Ziopharm Oncology

Barney also compiled data from a broker survey of publicly-traded life science companies (including the 2018 peer companies) with between 29 and 318 employees that have a total market capitalization of between $400 million and $1.8 billion, and are engaged in pre-commercialization drug development programs from phase 2 to phase 3 clinical trials or earlier, or the survey data. Using the survey data and data compiled from the peer companies, or peer data, Barney completed an assessment of our executive compensation to inform the Compensation Committee’s recommendation to the Board regarding executive compensation for 2018. The peer data and  the survey data are collectively referred to in this Proxy Statement as the market data. Barney reviewed those components of the market data that were most closely comparable to each of our executive officers’ position. Barney considered both peer data and the survey data to ensure that the Compensation Committee did not focus on a single market reference point to make actual executive compensation recommendations to the Board.

Market data is only one of the factors that the Compensation Committee and Board consider in making compensation decisions. The Compensation Committee and Board consider other factors as described below under “Factors Used in Determining Executive Compensation.”

Factors Used in Determining Executive Compensation

Our Compensation Committee and Board set the compensation of our executive officers at levels they determine to be competitive and appropriate for each named executive officer, using their professional experience and judgment.  Pay decisions are not made by use of a formulaic approach or benchmark; the Compensation Committee and the Board believe that executive pay decisions require consideration of a multitude of relevant factors which may vary from year to year.  In making executive compensation decisions, the Compensation Committee and Board generally take into consideration the factors listed below.

➢	Company performance and existing business needs
➢	Each named executive officer’s individual performance, scope of job function and the critical skill set of the named executive officer to the company’s future performance
➢	Internal pay equity among named executive officers and positions
➢	The need to attract new talent to our executive team and retain existing talent in a highly competitive industry
➢	A range of market data reference points including review of compensation practices of companies within our peer group, as described above under “Use of Competitive Market Compensation Data”.
➢	The total compensation cost and stockholder dilution from executive compensation actions
➢	Trends and compensation paid to similarly situated officers within our market

➢	Barney’s recommendations on compensation policy determinations for the executive officer group
➢	A review of a named executive officer’s total targeted and historical compensation and equity ownership
➢	Our Chief Executive Officer’s recommendations, based on his direct knowledge of the performance by each named executive officer

2018 Executive Compensation Program

Mix of Elements of Compensation

The three principal components of our executive compensation program for our named executive officers in 2018 were base salary, annual performance bonuses and long-term incentive equity compensation.  We structure a significant portion of our named executive officers’ 2018 compensation to be variable, at risk and tied directly to our measurable performance in the form of performance-based bonuses and stock options, as further described above under “Executive Summary”.

Base Salary

The Compensation Committee’s philosophy is to provide base salaries at a competitive level sufficient to recruit and retain individuals possessing the requisite skill and capabilities necessary to achieve the Company’s long-term goals. The Compensation Committee provides annual salaries to each NEO that reflects that individuals’ level of responsibility, expertise, experience and knowledge. When determining base salaries, the Compensation Committee considers the input of its independent compensation consultant, peer group data described above, each NEO’s performance against the individual’s 2017 performance goals and their role in achievement of Company goals. The Compensation Committee and the Board approved increases to each of the NEO’s base salaries for 2018.

The NEO’s 2018 base salaries, which were effective January 1, 2018, and their base salaries in effect as of the end of 2017, were as follows:

	Base Salary
Executive	2018	2017
Bassil I. Dahiyat, Ph.D.	$550,000	$525,000
John J. Kuch (1)	$365,200	$340,000
Paul Foster, M.D.	$437,091	$424,360
John R. Desjarlais Ph.D.	$412,000	$381,100
Edgardo Baracchini, Jr., Ph.D.	$322,151	$312,768

(1)	Mr. Kuch’s base salary at January 1, 2018 was established by the Board to be $365,200; in May 2018 the Board increased it to $368,000 in connection with his appointment as CFO.

Annual Performance Bonus

Under the 2018 annual performance bonus program,  each NEO was eligible to be considered for a performance bonus based on (1) the individual's target bonus, as a percentage of base salary, (2) the percentage attainment of the 2018 corporate goals established by the Board, after recommendation by the Compensation Committee, and, with respect to our NEOs,  (3) the percentage attainment of the 2018 individual goals established by the Board, upon recommendation by the Compensation Committee and the Chief Executive Officer, for each NEO other than Dr. Dahiyat. The actual performance-based bonus paid, if any, is calculated by multiplying the executive's annual base salary by the target bonus percentage, and then by the percentage attainment of the corporate goals or percentage attainment of the individual goals, as applicable.

Target Bonuses

Each named executive officer’s target bonus is set at a percentage of the named executive officer’s earned base salary, with such percentage being evaluated in the context of market data. For 2018, the Board determined that there would be no change to the NEO’s 2017 target bonus percentages; accordingly, each NEO’s target percentage is 40% except for Dr. Dahiyat’s target bonus which is 55%.

The Compensation Committee believes that the executive officers other than the Chief Executive Officer should have a target bonus that is based equally on their own accomplishments and the achievement of the Company’s goals; accordingly, for each of NEOs other than the Chief Executive Officer, 50% of the bonus is based on corporate achievement and 50% of the bonus is based on individual performance.  Dr. Dahiyat’s bonus is based solely on the achievements of the corporate goals, with any discretionary adjustment the Board determines appropriate, because the Chief Executive Officer has greater impact on, and responsibility for, corporate performance.  The Board retains the discretion to make adjustments to the calculated bonus based on unexpected or unplanned events, the overall financial condition of the Company, extraordinary performance or underperformance or other factors.

Performance Goals

In early 2018, our Board, upon recommendation by the Compensation Committee with input and recommendations from management, reviewed and approved the 2018 corporate goals and subsequently evaluated the Company’s performance against those goals. In setting the 2018 goals, the Board sought to create targets for management that the Compensation Committee believed balanced the Company’s short-term and long-term plans and best aligned the goals with the best interests of stockholders.

The 2018 goals were divided into four categories that the board believed advanced the Company’s overall corporate strategy:

2018 Corporate Performance Goals

Clinical and development goals: the clinical and development goals related to advancing the Company’s development candidate portfolio and expansion of the early stage bispecific pipeline with novel XmAb candidates.

Research and early stage development goals: the research and early stage development goals related to expansion of the Company’s XmAb platform in immune-oncology and immunology.
Operational goals: continue to build a senior management team that can support the Company’s expanding research, development and clinical pipeline.
Financial goals: maintain a strong balance sheet (cash position) and stay on budget.

The individual performance goals for each of the NEOs (other than our Chief Executive Officer, who was not assigned specific individual performance goals) for 2018 related to our corporate goals and varied by individual. The individual goals were established between each such NEO and the Chief Executive Officer during 2018. These objectives were composed of factors that related to each named executive officer's ability to drive his own performance and the performance of his direct employee reports towards reaching our corporate goals and were determined, in the Chief Executive Officer’s judgment, to provide the greatest opportunity for the Company to meet its annual and long-term objectives.

Performance Achievement

In early 2019, the Compensation Committee considered each corporate goal in detail and determined that we had achieved 150% of the 2018 corporate goals on an overall basis. The Compensation Committee determined that the Company's achievements in 2018 were outstanding across clinical, research, operational, financial and business development areas and substantially exceeded the Corporate targets for the year.  This overall determination was based on the following specific achievements with regard to our corporate performance goals:

a.

Clinical and development goals: we made regulatory and development progress with respect to our XmAb5871 program by completing enrollment and providing top line data for the SLE trial;  we provided initial data with promising activity from our lead bispecific candidate XmAb14045; and we made progress on the early pipeline development with submission of three IND’s for bispecific tumor micro-environment programs.
b.

Research and early stage development goals: we initiated development activities for our targeted IL-15 program, XmAb24306, and other engineered cytokines for immuno-oncology and also an IL-2 cytokine program for autoimmune. The early data from the XmAb24306 program resulted in the Company engaging in negotiations in 2018 with Genentech around XmAb24306. These discussions resulted in consummating a successful collaboration and license agreement with Genentech in early 2019 (the “Genentech Agreement”),

c.

Operational goals: we successfully recruited a Vice-President of Project Leadership and Alliance Management to assist in advancing our programs and we are actively recruiting additional senior management to complement our current team, and

d.

Financial goals: the Company continued to maintain a strong cash position, stayed on budget and completed a successful follow-on financing in 2018. The Company completed 2018 with over $500 million in cash and marketable securities which provides runway for operations beyond 2024,

At the end of 2018, the Chief Executive Officer evaluated the performance of each NEO, except himself, and assigned an achievement percentage for the individual objectives established for each such named executive officer. The Compensation Committee evaluated the performance of the Chief Executive Officer and assigned a bonus for him. For 2018, each named executive officer’s target bonus, total performance achievement for those targets (resulting from both corporate and individual performance goal achievements, as applicable) and the resulting bonus amount paid in early 2019 was as follows:

	Performance	Bonus
Executive	Achievement for 2018(%)	Amount Paid ($)
Bassil I. Dahiyat, Ph.D (1)	165%	$500,000
John J. Kuch (2)	150%	$223,400
Paul Foster, M.D. (3)	150%	$262,254
John R. Desjarlais, Ph.D. (4)	167%	$275,000

(1)

Dr. Dahiyat’s performance bonus is entirely dependent upon corporate performance; the Compensation Committee awarded Dr. Dahiyat a bonus of $500,000 which reflects a corporate achievement goal of 150% ($453,750) and an additional bonus of $46,250 in recognition of his outstanding contribution in successfully closing the Genentech transaction, which helped the Company overachieve its research and early stage development goals. Pursuant to the Genentech Agreement, the Company received an upfront payment of $120 million, is eligible to receive substantial milestones and will share in 45% of development costs and receive 45% net profit and loss from IL-15 candidates developed and commercialized under such agreement. The Compensation Committee determined that the Genentech Agreement resulted from outstanding efforts from Dr. Dahiyat and is a transformational transaction for the Company and its stockholders.

(2)

Mr. Kuch was awarded an overall performance goal achievement of 150% in recognition for his role in maintaining the Company’s strong cash position, assisting in the successful closing of the follow financing, and assisting with closing the Genentech transaction.

(3)

Dr. Foster was awarded an overall performance goal achievement of 150% in recognition for his role in advancing the Company’s clinical programs including enrollment of clinical trials, presenting data from two programs at key scientific venues, supporting the three new IND submissions and advancing other programs into later stages of development.

(4)

Dr. Desjarlais was awarded an overall performance bonus of $275,000 which reflect the corporate goal achievement of 150% ($247,200) and an additional bonus of $27,800 in recognition of his role in advancing the Company’s bispecific platform including developing XmAb24306, the IL15/IL-15RA candidate that is the basis for the Genentech transaction.

Equity Awards

We have historically granted equity compensation to our executive officers primarily in the form of stock options, and the Board and Compensation Committee determined that our 2018 equity grants for the named executive officers would continue to consist of stock options that vest over a four year period, subject to the executive’s continued service with us.  The Board and Compensation Committee believe that stock options are a key tool in serving to align the interests of our executive officers and our stockholders; stock options are inherently performance based, and automatically link executive pay to stockholder return, as the value realized, if any, by the executive from an award of stock options, is dependent upon, and directly proportionate to, appreciation in stock price. Executives will only receive value from the stock option awards if the price of the stock increases above the price at time of grant, and remains above as the stock options continue to vest. Stock options also do not have downside protection, and the awards will not provide value to the holder when the stock price is below the exercise price.

In January 2018, the Board, upon recommendation by the Compensation Committee, approved the following stock option grants to our NEOs.  Each of the options vest as to 25% of the total number of option shares granted on the first anniversary of the date of grant and in equal monthly installments over the ensuing 36 months, subject to the officer’s continued services to our Company and acceleration of vesting and exercisability under certain termination and change of control events as described below under “Overview of Employment and Change in Control Agreements - Severance and Change in Control Benefits”.

Stock Option
Executive	Grant (# shares)
Bassil I. Dahiyat, Ph.D.	215,000
Paul Foster, M.D.	80,000
John R. Desjarlais Ph.D.	80,000
John J. Kuch (1)	78,000
Edgardo Baracchini, Jr., Ph.D.	56,000

(1)

Mr. Kuch was awarded 68,000 options in January 2018 and awarded an additional 10,000 options in May 2018 in connection with his promotion to CFO that vests over the same schedule as his January 2018 options.

The annual stock option grants to our NEOs are evaluated by the Compensation Committee and approved by the Board in the context of each named executive officer’s total compensation and take into account the market data provided by Barney in addition to the individual officer’s responsibilities, criticality, performance and total equity ownership.  The Compensation Committee and Board also take into account the recommendations of the Chief Executive Officer with regards to appropriate grants and any particular individual circumstances.

In determining the annual grants for our NEOs, the Compensation Committee considered that such awards were closely aligned with the long-term efforts of the senior management team to increase stockholder value. The Compensation Committee determined the size of the grants based on its subjective assessment of the appropriate incentives necessary for our named executive officers, considering the market data provided as well as the proposed annual grant and total options held by each named officer, as a percentage of total ownership in our Company, the fair value of each officer’s proposed grant in connection with his overall total target compensation (total target cash compensation plus long-term incentive compensation), and each officer’s individual role and performance. The Compensation Committee adopted a philosophy of targeting equity awards at approximately the 75% percentile of market because the Committee believes that equity awards provide strong performance incentives and are also closely aligned with shareholder goals of realizing long-term equity value.

Summary Compensation Table

The following table shows the total compensation earned by the NEOs in 2018, 2017 and 2016, as applicable.

					Non-Equity
				Option	Incentive Plan	All Other
			Bonus	Awards	Compensation	Compensation
Name and Principal Position	Year	Salary ($)	($)(1)	($)(2)	($)(3)	($)(4)	Total ($)
Bassil I. Dahiyat, Ph.D.	2018	550,000	46,250	3,319,539	453,750	3,289	4,372,828
President, Chief Executive	2017	525,000		4,202,380	271,425	992	4,999,797
Officer and Director	2016	480,000	36,720	2,083,944	244,080	809	2,845,553

John J. Kuch	2018	368,000		1,269,535	223,400	2,480	1,863,415
Chief Financial Officer	2017	340,000		1,428,809	127,840	992	1,897,641
	2016	309,000	18,385	583,504	105,987	809	1,017,685

Paul Foster, M.D.	2018	437,091		1,235,177	262,254	2,849	1,937,371
Chief Medical Officer	2017	424,360		1,428,809	159,559	992	2,013,720
	2016	412,000	48,616	666,862	140,904	809	1,269,191

John R. Desjarlais, Ph.D.	2018	412,000	27,800	1,235,177	247,200	2,660	1,924,837
Chief Scientific Officer	2017	381,100		1,428,809	143,294	992	1,954,195
	2016	350,000	20,825	708,541	120,050	809	1,200,225

Edgardo Baracchini, Jr., Ph.D. (5)	2018	200,345		864,624	—	404,320	1,469,289
Former Chief Business Officer	2017	312,768		1,176,666	117,601	992	1,608,027
	2016	308,146	18,319	708,541	67,191	809	1,103,006

(1)

Amounts in this column for 2018 represent the discretionary portion of the 2018 annual performance bonus recommended by the Compensation Committee and approved by the Board as a result of the Genentech Agreement. For more information, see above under “Compensation Discussion and Analysis - 2018 Executive Compensation Program-Annual Performance Bonus.”

(2)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during the respective year, computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (ASC 718). Assumptions used in the calculation of these amounts are included in Note 7 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2018. With respect to Dr. Baracchini, the amount for 2018 also includes the incremental fair value computed under ASC 718, of his stock options awards, resulting from the extension of his post-termination exercise period, and partial acceleration, pursuant to his Transition and Separation Agreement. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(3)

Amounts in this column represent annual performance-based bonuses earned for the respective fiscal year.  Each of the 2018, 2017 and 2016 performance-based bonuses shown above was paid in cash to each executive in the first quarter of 2019, 2018 and 2017, respectively. For more information, see above under “Compensation Discussion and Analysis-2018 Executive Compensation Program - Annual Performance Bonus.”

(4)

Amounts in this column represent term life and disability insurance premiums paid by us on behalf of the named executive officers as well as matching of contributions made under 401(k) plan.  All of these benefits are provided to the named executive officers on the same terms as provided to all of our regular full-time employees. For more information regarding these benefits, see below under “Description of Compensation Arrangements - Other Benefits”. In addition, for 2018, the amount for Dr. Baracchini also includes a $402,290 made pursuant to Dr. Baracchini’s separation agreement with the Company, which consists of (1) a lump sum payment of Dr. Baracchini’s 2018 base salary for 12 months, (2) his 2018 performance-based bonus, prorated for the number of days he worked during 2018 for the Company and (3) payment of his COBRA insurance premiums.

(5)	The 2018 salary for Dr. Baracchini represents his base compensation earned in 2018 prior to his separation date.

Grants of Plan-Based Awards

The following table sets forth information relating to grants of plan-based incentive awards to the NEOs in 2018.

				All Other
				Option	Exercise	Grant Date
				Awards:	or Base	Fair Value
			Non-Equity	Number of	Price of	of Stock
			Incentive	Securities	Option	and Option
	Award	Grant	Target (1)	Underlying	Awards	Awards
Name	Type(1)	Date(2)	($)	Options (#)	($/Sh)	($)(3)
Bassil I. Dahiyat, Ph.D.	Annual Option			215,000	23.40	3,319,539
	Performance Bonus	1/24/18	302,500

John J. Kuch	Annual Option			68,000	23.40	1,049,900
	Performance Bonus	1/24/18	147,200
	Promotion Option	5/15/18		10,000	33.11	219,635

Paul Foster, M.D.	Annual Option			80,000	23.40	1,235,177
	Performance Bonus	1/24/18	174,836

John R. Desjarlais, Ph.D.	Annual Option			80,000	23.40	1,235,177
	Performance Bonus	1/24/18	164,800

Edgardo Baracchini, Jr., Ph.D.	Annual Option			56,000	23.40	864,624
	Performance Bonus	1/24/18	125,120

(1)

Amounts in this column represent the target performance-based bonus opportunity for each NEO for 2018. For a description of the 2018 performance bonus program, see “Compensation Discussion and Analysis -2018 Executive Compensation Program - Annual Performance Bonus” above.  The amount actually earned by each NEO is reported in the “Summary Compensation Table” above.

(2)

All options were granted under the terms of our 2013 plan, with an exercise price per share equal to the closing price of our common stock on the grant date, and vest over a four-year period.  For a description of our 2013 plan, see “—Equity Compensation Arrangements - 2013 Equity Incentive Plan” below.

(3)

Amounts in this column reflect the aggregate grant date fair value of the option awards granted during 2018, computed in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 7 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2018. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding outstanding equity awards granted to each NEO that remain outstanding as of December 31, 2018.

		Option Awards(1)
		Number of
		Securities	Number of Securities
		Underlying	Underlying	Option
		Unexercised	Unexercised	Exercise	Option
		Options (#)	Options (#)	Price	Expiration
Name	Grant Date	Exercisable	Unexercisable	($)(2)	Date
Bassil I. Dahiyat, Ph.D.	9/4/2013	152,024	—	$4.25	9/4/2023
	2/21/2014	130,000	—	11.05	2/21/2024
	2/12/2015	143,750	6,250	15.69	2/12/2025
	1/26/2016	182,291	67,709	12.51	1/26/2026
	1/30/2017	119,790	130,210	22.55	1/30/2027
	1/24/2018	—	215,000	23.40	1/24/2028

John J. Kuch	2/21/2014	55,650	—	11.05	2/21/2024
	2/12/2015	67,083	2,917	15.69	2/12/2025
	1/26/2016	51,041	18,959	12.51	1/26/2026
	1/30/2017	40,278	44,272	22.55	1/30/2027
	1/24/2018	—	68,000	23.40	1/24/2028
	5/15/2018	—	10,000	33.11	5/15/2028

Paul Foster, M.D.	8/1/2012	48,064	—	$0.59	8/1/2022
	9/4/2013	14,778	—	4.25	9/4/2023
	2/12/2015	76,666	3,334	15.69	2/12/2025
	1/26/2016	58,333	21,667	12.51	1/26/2026
	1/30/2017	40,278	44,272	22.55	1/30/2027
	1/24/2018	—	80,000	23.40	1/24/2028

John R. Desjarlais, Ph.D.	9/4/2013	27,522	—	$4.25	9/4/2023
	2/21/2014	80,000	—	11.05	2/21/2024
	7/14/2014	50,000	—	10.73	7/14/2024
	2/12/2015	81,458	3,542	15.69	2/12/2025
	1/26/2016	61,979	23,021	12.51	1/26/2026
	1/30/2017	40,278	44,272	22.55	1/30/2027
	1/24/2018	—	80,000	23.40	1/24/2028

Edgardo Baracchini, Jr., Ph.D.	1/30/2017	43,750	—	22.55	1/30/2027

(1)

All of the outstanding option awards granted prior to January 1, 2014 were granted under and subject to the terms of the 2010 plan, described under “—Equity Compensation Arrangements.” All of the outstanding options granted on and after January 1, 2014 were granted under and subject to the terms of the 2013 plan.  Except as otherwise indicated, each option award becomes exercisable as it becomes vested and all vesting is subject to the executive’s continuous service with us through the vesting dates and the potential vesting acceleration described below under “—Potential Payments upon Termination or Change in Control.” All share numbers above that relate to awards granted prior to December 2013 reflect our 3.1 for 1 reverse stock split which became effective on December 3, 2013.

(2)

All of the option awards were granted with a per share exercise price equal to the fair market value of one share of our common stock on the date of grant, as determined in good faith by our Board of Directors.

We did not engage in any repricing or other modifications or cancellations to any of our named executive officers’ outstanding equity awards during the year ended December 31, 2018.

Option Exercises and Stock Vested

The following table provides information on stock options exercised, including the number of shares acquired upon exercise and the value realized, determined as described below, for the named executive officers in the year ended December 31, 2017. None of our named executive officers held stock awards other than stock options as of December 31, 2017 and no stock awards other than stock options vested during the year ended December 31, 2017.

	Option Awards
	Number of Shares	Value Realized
	Acquired on	on Exercise
Name	Exercise (#)	($)(1)
Bassil I. Dahiyat, Ph.D.	50,000	$1,796,500
John J. Kuch	35,853	$1,340,185
Paul Foster, M.D.	95,000	$2,806,650
John R. Desjarlais, Ph.D.	35,000	$1,244,950
Edgardo Baracchini, Jr., Ph.D.	366,187	$11,321,156

(1)

The value realized on exercise is based on the difference between the closing price of our common stock on the date of exercise and the applicable exercise price of those options, and does not represent actual amounts received by the named executive officers as a result of the option exercises.

Other Benefits

Our NEOs are eligible to participate in our employee benefit plans, including our medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans, in each case on the same basis as all of our other employees. We provide a 401(k) plan with a matching feature to our employees, including our named executive officers.  We do not generally provide perquisites or personal benefits to our named executive officers. We do, however, pay the premiums for term life insurance and disability insurance for all of our employees, including our named executive officers. Our Board may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our best interests.

Tax and Accounting Implications

Under Financial Accounting Standard Board ASC Topic 718, or ASC 718, the Company is required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718.

Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, limits companies (including our Company) to a deduction for federal income tax purposes of not more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is “performance-based compensation,” as defined in the Code and accompanying regulations. Tax Cuts and Jobs Act amended Section 162 (m) and eliminated the exception for performance-based compensation with respect to taxable years beginning after December 31, 2017, except that certain transition relief is provided for compensation paid pursuant to a written binding contract which was in effect on November 2, 2017 and which is not modified in any material respect after such date.  The Company’s 2013 Equity Incentive Plan is structured to permit the grant of stock options and other equity awards that are “performance-based compensation” under section 162(m).  To maintain flexibility in compensating executive officers in a manner designed to promote the Company’s goals, the Compensation Committee does not have a formal policy at this time for determining which forms of incentive compensation awarded to executive officers shall be designed to qualify as “performance-based compensation” for purposes of section 162(m) or requiring all compensation to be deductible. The Compensation Committee intends to continue to evaluate the effects of the compensation limits of section 162(m) on any compensation it proposes to grant, and the Compensation Committee intends to continue to provide future compensation in a manner consistent with the best interests of the Company and its stockholders. None of the compensation reported for our NEO’s was limited under Section 162(m) for the fiscal year ended 2018.

Clawbacks

As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be legally required to reimburse our Company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002. Additionally, we intend to implement a Dodd-Frank Wall Street Reform and Consumer Protection Act-compliant clawback policy to the extent that the requirements of such clawbacks are finalized by the SEC.

Anti-Hedging and Anti-Pledging Policies

Our insider trading policy prohibits all directors and officers from pledging or engaging in hedging or similar transactions in our stock, such as prepaid variable forwards, equity swaps, collars, puts, calls and short sales.

Compensation Risk Assessment

The Compensation Committee has reviewed the Company’s compensation policies and practices, in consultation with assistance of its independent compensation consultant, to assess whether they encourage employees to take inappropriate risks. After reviewing and assessing the Company’s compensation philosophy, terms and practices, including the mix of fixed and variable, short and long-term incentives and overall pay, incentive plan structures, and the checks and balances built into, and oversight of, each plan and practice, the Compensation Committee determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company as a whole. The Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks; the mix of short-term compensation (in the form of salary and annual bonus, if any, which is based on a variety of performance factors), and long-term compensation (in the form of stock options) prevents undue focus on short-term results and helps align the interests of the Company’s executive officers with the interests of our stockholders.  In addition, the Company’s insider trading policy and prohibition against hedging and pledging in Company stock protects against short-term decision making.

Overview of Employment and Change in Control Agreements

Employment Agreements

The Company has offer letter and employment agreements with each of our NEOs that provide for the basic terms of their employment, including base salary, performance bonus opportunity and equity grants, as well as certain severance and change of control benefits. All of the NEOs are “at-will” employees.

Below are written descriptions of our employment agreements and offer letters with our NEOs.

Dr. Dahiyat.    In September 2013, we entered into a Third Amended and Restated Executive Employment Agreement with Dr. Dahiyat that reflects Dr. Dahiyat's 2013 annual base salary of $358,750 and annual target performance bonus of 35% of his base salary (each of which have subsequently been increased). The Third Amended and Restated Executive Employment Agreement with Dr. Dahiyat superseded the Second Amended and Restated Executive Employment Agreement, effective as of January 2007 that set forth the terms of his employment, including an initial annual base salary, performance bonus opportunity and option grants. In May 2016, we entered into a Severance Agreement with Dr. Dahiyat that supersedes the Third Amended and Restated Executive Employment Agreement with respect to severance and change of control benefits, the terms of which are further described below under “—Summary if /estimated Amounts Payable upon Termination or Change of Control.”

Mr. Kuch.   In September 2013, we entered into an Amended and Restated Change in Control Agreement with Mr. Kuch that entitled Mr. Kuch to certain severance and change of control benefits. In May 2016, we entered into a Severance Agreement with Mr. Kuch which supersedes Mr. Kuch’s prior agreement in its entirety. The terms of the May 2016 agreement are described below under “—Potential Payments upon  a Termination or Change in Control.”

Dr. Foster.    In August 2013, we entered into a letter agreement with Dr. Foster which states that he provides services to us at a 90% of full-time basis at an annual base salary of $360,000. The August 2013 letter agreement superseded Dr. Foster’s prior letter agreement, effective August 2012, that set forth the terms of his employment, including an initial base salary, performance bonus opportunity and option grants. In December 2015, we entered into an Employment Agreement with Dr. Foster which superseded his prior August 2013 letter agreement. The agreement established Dr. Foster’s salary at $400,000, retroactive to January 1, 2015 (which has subsequently been increased), and provided Dr. Foster with certain severance and change of control benefits, the terms of which are described below under “—Potential Payments upon Termination or Change in Control.”

Dr. Desjarlais.   In September 2013, we entered into an Amended and Restated Severance Agreement with Dr. Desjarlais that entitled Dr. Desjarlais to certain severance and change of control benefits. In May 2016, we entered into a Severance Agreement with Dr. Desjarlais which supersedes Dr. Desjarlais’ prior agreement in its entirety. The terms of the May 2016 agreement are described below under “—Potential Payments upon Termination or Change in Control.”

Dr. Baracchini.  In September 2013, we entered into a letter agreement with Dr. Baracchini setting forth the terms of his employment, which included a base salary (which has subsequently been increased) and an annual target bonus percentage of 35%.  The September 2013 agreement provided Dr. Baracchini with certain severance and change of control benefits. In May 2016, we entered into a Severance Agreement with Dr. Baracchini that supersedes the September 2013 agreement with respect to severance and change of control benefits. In July 2018, we entered into a Transition and Separation Agreement which provided Dr. Baracchini with an extension of one year to exercise vested options in addition to the terms of which are further described below under “—Potential Payments upon Termination or Change in Control.”

Severance and Change in Control Benefits

The Company has written severance agreements with each of our NEOs that supersede the terms of their severance and change in control terms set forth in their employment agreements, as applicable.  Each of the severance agreements provides for severance benefits (cash payments, payments for COBRA premiums and equity acceleration) upon a termination without cause or a resignation for good reason, either alone or within one month prior to or 12 months following a change in control transaction.  We do not provide any tax gross ups in connection with severance or change in control transaction.  Our Compensation Committee reviewed, and our Board approved, these severance benefits, after a review of market data provided by Barney, to ensure that the benefits remain appropriately structured and at reasonable levels.  All change in control payments are structured to be on a “double-trigger” basis, requiring an involuntary termination in connection with the change in control transaction.  The Board and Compensation Committee believes that these severance protection benefits are necessary to provide stability among our executive officers, serve to focus our executive officers on our business operations, and avoid distractions in connection with a potential change in control transaction or period of uncertainty.  In connection with his departure, we entered into a Transition and Separation Agreement with Dr. Baracchini that, in exchange for a release of claims against the Company, provided him with severance benefits pursuant to his severance agreement an extension of one year from his separation to exercise his vested options. A more detailed description of the named executive officer severance and change in control benefits is provided below under “Potential Payments upon Termination or Change in Control.”

Each of our NEOs holds stock options under our equity incentive plans that were granted subject to our form of stock option agreements. A description of the termination and change of control provisions in such equity incentive plans and form of stock option agreements is provided below under "—Equity Compensation Arrangements."

Potential Payments upon Termination or Change in Control

Severance Agreements

In May 2016, we entered into severance agreements with each of Dr. Dahiyat, Mr. Kuch, Dr. Desjarlais and Dr. Baracchini, the terms of which are described below.

Dr. Dahiyat.  Pursuant to the Severance Agreement with Dr. Dahiyat, if we terminate Dr. Dahiyat’s employment without cause or if Dr. Dahiyat resigns for good reason, in each case prior to one month before or more than 12 months following a “change in control” transaction, subject to his execution of an effective release and waiver of claims in favor of us, Dr. Dahiyat will receive (1) a lump sum severance payment equal to the sum of (a)  his then-current annual base salary for 24 months and (b) an amount equal to Dr. Dahiyat’s then-current target bonus percentage of his then-current annual base salary assuming achievement of 100% of corporate and, as applicable, personal goals established for such year, prorated for the number of days Dr. Dahiyat worked during the year of his termination; (2) vesting acceleration of all his outstanding stock options and equity awards subject to time-based vesting as if Dr. Dahiyat had completed an additional 24 months of service; and (3) payment of his COBRA insurance premiums for up to 12 months. Additionally, in the event that Dr. Dahiyat’s termination without cause or resignation for good reason occurs within a “change of control period,” defined as the period beginning one month prior to the execution of a definitive written agreement that if consummated would result in a change of control and ending on the earlier of the termination of such agreement or 12 months following the consummation of such change of control, subject to his execution of an effective release and waiver of claims in favor of us, Dr. Dahiyat will additionally receive vesting acceleration in full of all his outstanding time-based stock options and other equity awards

Mr. Kuch, Dr. Desjarlais and Dr. Baracchini.  Pursuant to Severance Agreements with each of Mr. Kuch, Dr. Desjarlais and Dr. Baracchini, if we terminate the officer’s employment without cause or if the officer resigns for good reason, in each case prior to one month before or more than 12 months following a “change in control” transaction, subject to his execution of an effective release and waiver of claims in favor of us, the officer will receive (1) a lump sum severance payment equal to the sum of (a)  his then-current annual base salary for 12 months and (b) an amount equal to the executive’s then-current target bonus percentage of his then-current annual base salary assuming achievement of 100% of corporate and, as applicable, personal goals established for such year, prorated for the number of days the officer worked during the year of his termination; (2) vesting acceleration of all his outstanding stock options and equity awards subject to time-based vesting as if the officer had completed an additional 12 months of service; and (3) payment of his COBRA insurance premiums for up to 12 months. Additionally, in the event that the officer’s termination without cause or resignation for good reason occurs within a “change of control period,” defined as the period beginning one month prior to the execution of a definitive written agreement that if consummated would result in a change of control and ending on the earlier of the termination of such agreement or 12 months following the consummation of such change of control, subject to his execution of an effective release and waiver of claims in favor of us, the officer will additionally receive vesting acceleration in full of all his outstanding time-based stock options and other equity awards.

We entered into a Transition and Separation Agreement with Dr. Baracchini in connection with his departure in August 2018.  Under the Transition and Separation Agreement, in exchange for a release of claims against the Company, Dr. Baracchini received the severance benefits under his Separation Agreement provided upon a termination without cause and, in addition, we provided an extension of one year from his separation date to exercise his vested options.

Equity Incentive Plan Provisions

Pursuant to the 2010 plan and the 2013 plan, the plan administrator may accelerate the vesting of stock awards granted under the applicable plan in connection with a corporate transaction. For more information, see above under “—Equity Compensation Arrangements.”

Summary of Estimated Amounts Payable upon a Termination or Change of Control

The following table shows estimated payments that would be made to each named executive officer (other than Dr. Baracchini) in the event of a termination of employment under various termination situations, assuming the applicable termination event occurred on December 31, 2018. The table below reflects the actual severance payments payable to Dr. Baracchini as a result of his termination in 2018.

				2013 Plan and 2010
		Termination Not in	Termination in	Plan —Certain
		Connection with a	Connection with a	Corporate
		Change in Control	Change in Control	Transactions
Name	Benefit	($)(1)	($)(2)	($)(3)
Bassil I. Dahiyat, Ph.D.	Lump Sum Cash Severance Payment	$1,100,000	$1,100,000
	Lump Sum Target Bonus Payment	302,500	302,500
	COBRA Payments	27,770	27,770
	Vesting Acceleration(4)	22,430,363	23,244,286	23,244,286
	Benefit Total	$23,860,633	$24,674,556	$23,244,286
John J. Kuch	Lump Sum Cash Severance Payment	$368,000	$368,000
	Lump Sum Target Bonus Payment	147,200	147,200
	COBRA Payments	27,770	27,770
	Vesting Acceleration(4)	5,722,618	6,540,802	6,540,802
	Benefit Total	$6,265,588	$7,083,772	$6,540,802
Paul Foster, M.D.	Lump Sum Cash Severance Payment	$437,091	$437,091
	Lump Sum Target Bonus Payment	174,836	174,836
	COBRA Payments	24,366	24,366
	Vesting Acceleration(4)	9,263,928	10,148,352	10,148,352
	Benefit Total	$9,900,221	$10,784,645	$10,148,352
John R. Desjarlais, Ph.D.	Lump Sum Cash Severance Payment	$412,000	$412,000
	Lump Sum Target Bonus Payment	164,800	164,800
	COBRA Payments	14,830	14,830
	Vesting Acceleration(4)	9,199,493	10,086,377	10,086,377
	Benefit Total	$9,791,123	$10,678,007	$10,086,377
Edgardo Baracchini, Jr., Ph.D.	Lump Sum Cash Severance Payment	$322,150	$	$
	Lump Sum Target Bonus Payment	80,138
	COBRA Payments	6,943
	Vesting Acceleration(4)	865,585
	Benefit Total	$1,274,816	$—	$—

(1)

These benefits would be payable by the Company under each named executive officer’s individual agreements if an officer is terminated without cause or if an officer resigns for good reason and such termination or resignation does not occur during the period within one month prior to or 12 months following a change in control, subject to the respective named executive officer’s execution of an effective release and waiver of claims in favor of the Company, assuming such termination took place on December 31, 2018. For Dr. Baracchini, the amounts reflect his severance benefits as a result of his termination in August 2018.

(2)

These benefits would be payable by the Company under each named executive officer’s individual agreements if an officer is terminated without cause or if an officer resigns for good reason and such termination or resignation occurs during the period within one month prior to or 12 months following a change in control, subject to the respective named executive officer’s execution of an effective release and waiver of claims in favor of the Company, assuming such termination took place on December 31, 2018.

(3)

These benefits would be payable by the Company under the 2013 plan and 2010 plan, as applicable, if, upon a corporate transaction event, the Board exercised its discretion to accelerate the vesting and exercisability of outstanding stock options, in each case assuming the vesting acceleration took place on December 31, 2018. For a description of the potential vesting acceleration provisions in the 2013 plan and 2010 plan, see “—Equity Compensation Arrangements” above.
(4)

The value of stock option vesting acceleration is based on the closing price of $36.16 per share of common stock on December 31, 2018, minus the exercise price of the unvested stock option shares subject to acceleration. Accordingly, the amounts reported in the table only reflect option grants with an exercise price less than the closing price of $36.16 per share of common stock on December 31, 2018.

Report of the Compensation Committee of the Board of Directors*

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

Mr. Richard Ranieri, Committee Chair
Dr. A. Bruce Montgomery
Dr. Kevin Gorman

*The material in this report is not “soliciting material,” is not deemed “filed’ with the Commission and is not to be incorporated by reference in any filings of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

RATIO OF ANNUAL COMPENSATION FOR THE CEO TO OUR MEDIAN EMPLOYEE

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection act and Item 402(u) of SEC Regulation S-K, we are required to disclose the ratio of annual total compensation of our principal executive officer (PEO), Dr. Dahiyat, to our median employee’s annual total compensation (“CEO Pay Ratio”).

The pay ratio rules provide a company the ability to identify its median employee only once every three years provided that there has not been a change in its employee population or employee compensation arrangements that it reasonably believes would result in a significant change to its pay ratio. As we did not have any changes to our employee compensation arrangements or employee population in 2018, the median employee for the 2018 CEO Pay Ratio calculation is the same employee identified for the 2017 fiscal year CEO Pay Ratio.

For 2018, the median employee’s annual total compensation was $179,109 and our CEO’s annual total compensation as reported in the 2018 Summary Compensation Table in this Proxy Statement, was $4,372,828. Based on this information, the ratio of total compensation of our CEO to the median of the annual total compensation of all employees was 24.1 to 1.

Dr. Dahiyat's total annual compensation	$4,372,828
Median Employee total annual compensation	$179,109
Ratio of Dr. Dahiyat's total annual compensation to median employee's total annual compensation	24:1

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Equity Compensation Arrangements

2013 Equity Incentive Plan

General. Our Board of Directors adopted our 2013 Equity Incentive Plan, or the 2013 plan, in November 2013, and our stockholders approved the 2013 plan in November 2013. The 2013 plan became effective in connection with our initial public offering in December 2013 and provides for the grant of incentive stock options, or ISOs, within the meaning of Section 422 of the Code, non-statutory stock options, or NSOs, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance-based stock awards, and other forms of equity compensation, or collectively, stock awards, all of which may be granted to employees, including officers, and to non-employee directors and consultants. Additionally, the 2013 plan provides for the grant of performance cash awards. ISOs may be granted only to employees, subject to certain limitations. All other awards may be granted to employees, including officers, and to non-employee directors and consultants.

Our Board of Directors or a duly authorized committee thereof, has the authority to administer the 2013 plan. Our Board of Directors may also delegate certain authority to one or more of our officers. Our Board of Directors or its authorized committee is referred to herein as the plan administrator.

Initially, the aggregate number of shares of our common stock that may be issued pursuant to stock awards under the 2013 plan will not exceed 4,194,133 shares, which includes (i) 1,509,677 new shares, (ii) the number of shares reserved for future grant under our 2010 plan at the time our 2013 plan became effective, plus (iii) any shares subject to outstanding stock options or other stock awards that were granted under our 2010 plan and that are forfeited, terminate, expire or are otherwise not issued. Additionally, the number of shares of our common stock reserved for issuance under our 2013 plan will automatically increase on January 1 of each year, continuing through and including January 1, 2023, by 4% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board of Directors. The maximum number of shares that may be issued upon the exercise of ISOs under our 2013 plan is 9,581,833 shares.

As of December 31, 2018, there were 5,675,495 shares underlying outstanding stock options granted under the 2013 plan and 3,576,574 shares remaining available for grant under the 2013 plan.

Stock Options. Stock options are generally granted with an exercise price equal to the fair market value of our common stock on the date of grant; vest at the rate specified by the plan administrator and may have a term up to a maximum of 10 years. Unless the terms of an optionee’s stock option agreement provides otherwise, if an optionee’s service relationship with us, or any of our affiliates, ceases for any reason other than disability, death or cause, the optionee may generally exercise any vested options for a period of three months following the cessation of service. The option term may be extended in the event that exercise of the option following such a termination of service is prohibited by applicable securities laws or our insider trading policy. If an optionee’s service relationship with us, or any of our affiliates, ceases due to disability or death, or an optionee dies within a certain period following cessation of service, the optionee or a beneficiary may generally exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. In the event of a termination for cause, options generally terminate immediately upon the termination of the individual for cause. In no event may an option be exercised beyond the expiration of its term.

Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionee may designate a beneficiary, however, who may exercise the option following the optionee’s death.

Corporate Transactions. In the event of certain specified significant corporate transactions, the plan administrator has the discretion to take any of the following actions with respect to stock awards:

•	arrange for the assumption, continuation or substitution of a stock award by a surviving or acquiring entity or parent company;

•	arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;
•	accelerate the vesting of the stock award and provide for its termination prior to the effective time of the corporate transaction;
•	arrange for the lapse of any reacquisition or repurchase right held by us;
•	cancel or arrange for the cancellation of the stock award in exchange for such cash consideration, if any, as our Board of Directors may deem appropriate; or
•

make a payment equal to the excess of (a) the value of the property the participant would have received upon exercise of the stock award over (b) the exercise price otherwise payable in connection with the stock award.

Our plan administrator is not obligated to treat all stock awards, even those that are of the same type, in the same manner.

Under the 2013 plan, a corporate transaction is generally the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a sale or other disposition of at least 90% of our outstanding securities, (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Change of Control. The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change of control. Under the 2013 plan, a change of control is generally (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity; or (iii) a consummated sale, lease or exclusive license or other disposition of all or substantially all of our consolidated assets.

Amendment and Termination.  Our Board of Directors has the authority to amend, suspend, or terminate our 2013 plan, provided that such action does not materially impair the existing rights of any participant without such participant’s written consent. No ISOs may be granted after the tenth anniversary of the date our Board of Directors adopted our 2013 plan.

2010 Equity Incentive Plan

General. Our Board of Directors and our stockholders approved our 2010 Equity Incentive Plan, or the 2010 plan, and it became effective in February 2010. It was subsequently amended by our Board of Directors and stockholders in June 2013. The terms of the stock options granted under the 2010 plan, including vesting requirements, were determined by our Board of Directors, subject to the provisions of the 2010 plan. Options granted under the 2010 plan generally have a term of up to ten years from the date of grant. The exercise price of the incentive stock options must equal at least 100% of the fair market value of our common stock on the date of grant. Following our initial public offering in December 2013, no additional awards have been or will be granted under the 2010 plan, and all awards granted under the 2010 plan that are repurchased, forfeited, expire or are cancelled become available for grant under the 2013 plan in accordance with its terms. However, all stock options granted under the 2010 plan prior to our initial public offering continue to be governed by the terms of the 2010 plan.

As of December 31, 2018, there were outstanding stock options covering a total of 291,433 shares that were granted under our 2010 plan.

Corporate Transactions. In the event of certain specified significant corporate transactions, unless otherwise provided in a stock award or other written agreement between us and the holder of a stock award, the plan administrator has the discretion to take any of the following actions with respect to stock awards:

☐	arrange for the assumption, continuation or substitution of a stock award by a surviving or acquiring entity or parent company;
☐	arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity or parent company;
☐	accelerate the vesting of the stock award and provide for its termination at or prior to the effective time of the corporate transaction;
☐	arrange for the lapse of any reacquisition or repurchase right held by us;
☐

cancel or arrange for the cancellation of the stock award, to the extent not vested or not exercised prior to the effective time of the corporate transaction, in exchange for such cash consideration, if any, as our Board of Directors may deem appropriate; or

☐

make a payment equal to the excess of (a) the value of the property the participant would have received upon exercise of the stock award over (b) the exercise price otherwise payable in connection with the stock award.

Our plan administrator is not obligated to treat all stock awards, even those that are of the same type, in the same manner.

Under the 2010 plan, a corporate transaction is generally the consummation of (i) a sale or other disposition of all or substantially all of our consolidated assets, (ii) a sale or other disposition of at least 90% of our outstanding securities, (iii) a merger, consolidation or similar transaction following which we are not the surviving corporation, or (iv) a merger, consolidation or similar transaction following which we are the surviving corporation but the shares of our common stock outstanding immediately prior to such transaction are converted or exchanged into other property by virtue of the transaction.

Change of Control. The plan administrator may provide, in an individual award agreement or in any other written agreement between a participant and us that the stock award will be subject to additional acceleration of vesting and exercisability in the event of a change of control. Under the 2010 plan, a change of control is generally (i) the acquisition by a person or entity of more than 50% of our combined voting power other than by merger, consolidation or similar transaction; (ii) a consummated merger, consolidation or similar transaction immediately after which our stockholders cease to own more than 50% of the combined voting power of the surviving entity or of its parent entity; (iii) approval by the stockholders or our Board of Directors of a plan of complete dissolution or liquidation of us; or (iv) a consummated sale, lease or exclusive license or other disposition of all or substantially of our consolidated assets.

2013 Employee Stock Purchase Plan

Our Board of Directors adopted the 2013 Employee Stock Purchase Plan, or the ESPP, in November 2013 and our stockholders approved the ESPP in November 2013. The ESPP became effective as of the date of the effectiveness of the registration statement for our initial public offering.  The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Our Board of Directors or an authorized committee thereof administers the ESPP.  Under the ESPP, all of our regular employees (including the named executive officers) may participate and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock. The ESPP is implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, we may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which our common stock will be purchased for employees participating in the offering. Unless otherwise determined by the plan administrator, shares are purchased for accounts of employees participating in the ESPP at a price per share equal to the lower of (a) 85% of the fair market value of our common stock on the first date of an offering or (b) 85% of the fair market value of our common stock on the date of purchase.

The ESPP authorizes the issuance of 267,741 shares of our common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of our common stock reserved for issuance will automatically increase on January 1 of each calendar year through January 1, 2023 by the least of (a) 1% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, (b) 621,814 shares, or (c) a number determined by our Board of Directors that is less than (a) and (b). As of December 31, 2018, there were 231,570 shares available for future issuance under the ESPP.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 28,  2019 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC.    Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.  Applicable percentages are based on 56,305,090 shares outstanding on February 28,  2019, adjusted as required by rules promulgated by the SEC.

Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of February 28, 2019 are deemed to be outstanding and to be beneficially owned by the person holding the options but not deemed to be outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the individuals and entities named below is c/o Xencor, Inc., 111 W. Lemon Ave., Monrovia, CA 91016.

	Beneficial Ownership
		Percentage of
	Shares of	Shares Beneficially
Name and Address of Beneficial Owner	Common Stock	Owned
Greater than 5% Stockholders

John S. Stafford III (1)	7,017,848	12.46%
FMR LLC (2)	8,435,149	14.99%
PRIMECAP Management Company (3)	7,612,983	13.54%
T. Rowe Price Associates, Inc. (4)	6,665,225	11.84%
The Vanguard Group, Inc (5)	4,304,059	7.65%
Blackrock, Inc. (6)	4,152,607	7.38%
Redmile Group, LLC (7)	3,084,703	5.48%

Executive Officers and Directors
Bassil I. Dahiyat, Ph.D.(8)	1,181,108	2.10%
Paul Foster, M.D.(9)	281,530	*
John R. Desjarlais, Ph.D.(10)	472,348	*
John Kuch (11)	342,841	*
Kurt Gustafson (12)	43,750	*
A. Bruce Montgomery, M.D. (13)	43,750	*
Yujiro Hata (14)	36,250	*
Kevin Gorman (15)	23,725	*
Richard Ranieri (16)	12,875	*
Edgardo Baracchini, Jr., Ph.D. (17)	64,750	*
All executive officers and directors as a group (9 persons) (18)	2,438,177	4.33%

*     Less than one percent.

(1)

Number of shares based on information reported on Schedule 13D/A filed with the SEC on February 14, 2019 reporting beneficial ownership as of December 31, 2018. Includes 2,000,000 held by Ronin Trading, LLC, a Limited Liability company owned and managed by John Stafford, III and, 5,017,848 held at Ronin Capital, LLC a Limited Liability Company owned and managed by Mr. Stafford.  Mr. Stafford is the indirect beneficial owner of all shares of common stock of Xencor, Inc. held by Ronin Trading, LLC and Ronin Capital, LLC.. The address for John Stafford III and Ronin Trading, LLC is 350 N. Orleans, 2N, Chicago, IL 60654.

(2)

Number of shares based solely on information reported on Schedule 13G filed with the SEC on February 13, 2019, reporting beneficial ownership as of December 31, 2018 by FMR LLC, a Delaware limited liability company.  FMR LLC is a parent holding company of Fidelity Institutional Asset Management Trust Company which is the beneficial owner of the shares. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(3)

Number of shares based solely on information reported on Schedule 13G filed with the SEC on February 8, 2019, reporting beneficial ownership as of December 31, 2018 by PRIMECAP Management Company. The address of PRIMECAP Management Company is 177 E. Colorado Blvd., 11th FL., Pasadena, CA 91105.

(4)

Number of shares based solely on information reported on Schedule 13G filed with the SEC on February 14, 2019, reporting beneficial ownership as of December 31, 2018 by T. Rowe Price Associates, Inc. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(5)

Number of shares based solely on information reported on Schedule 13G filed with the SEC on February 6, 2019 reporting beneficial ownership as of December 31, 2018 by The Vanguard Group, Inc. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd, Malvem, PA 19355.

(6)

Number of shares based solely on information reported on Schedule 13G filed with the SEC on February 6, 2019 reporting beneficial ownership as of December 31, 2018 by Blackrock, Inc. The address for Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.

(7)

Number of shares based solely on information reported on Schedule 13G filed with the SEC on February 6, 2019 reporting beneficial ownership as of December 31, 2018 by Redmile Group, LLC. The address for Redmile Group, LLC. is One Letterman Drive, Building D, Suite D3-300, The Presidio of San Francisco, San Francisco, CA 94129.

(8)

Includes 343,356 shares of common stock and 837,752 shares of common stock that Dr. Dahiyat has the right to acquire from us within 60 days of February 28, 2019 pursuant to the exercise of stock options.

(9)	Includes 2,648 shares of common stock and 278,882 shares of common stock that Dr. Foster has the right to acquire from us within 60 days of February 28, 2019 pursuant to the exercise of stock options.
(10)

Includes 89,724 shares of common stock and 382,624 shares of common stock that Dr. Desjarlais has the right to acquire from us within 60 days of February 28, 2019 pursuant to the exercise of stock options.

(11)	Includes 93,026 shares of common stock held and 249,815 shares of common stock that Mr. Kuch has the right to acquire from us within 60 days of February 28, 2019.
(12)	Includes 43,750 shares of common stock that Mr. Gustafson has the right to acquire from us within 60 days of February 28, 2019 pursuant to the exercise of stock options.
(13)	Includes 43,750 shares of common stock that Dr. Montgomery has the right to acquire from us within 60 days of February 28, 2019 pursuant to the exercise of stock options.
(14)	Includes 36,250 shares of common stock that Mr. Hata has the right to acquire from us within 60 days of February 28, 2019 pursuant to the exercise of stock options.
(15)	Includes 23,725 shares of common stock that Dr. Gorman has the right to acquire from us within 60 days of February 28, 2019 pursuant to the exercise of stock options.
(16)	Includes 12,875 shares of common stock that Mr. Ranieri has the right to acquire from us within 60 days of February 28, 2019 pursuant to the exercise of stock options.
(17)	Includes 64,750 shares of common stock that Dr. Baracchini has the right to currently acquire from us pursuant to the exercise of stock options.
(18)	Includes the shares described in footnotes (8), (9), (10), (11), (12), (13), (14), (15) and (16) above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company.  Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2018, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were in compliance.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notice of Internet Availability or Proxy Materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability or Proxy Materials to those stockholders.    This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Xencor, Inc. stockholders will be “householding” the Company’s proxy materials.  A single Notice of Internet Availability or Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability or Proxy Materials, please notify your broker or Xencor, Inc.  Direct your written request to Xencor, Inc., Attn: Director of Investor Relations, 111 West Lemon Avenue, Monrovia, CA 91016 or contact John Kuch at (626) 305-5900.  Stockholders who currently receive multiple copies of the Notice of Internet Availability or Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

John Kuch
April 30, 2019	Secretary

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2018, including the financial statements and any financial statement schedules, is available without charge upon written request to: Corporate Secretary, Xencor, Inc.,  111 West Lemon Avenue,  Monrovia, CA 91016.

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59p.m., (Eastern Time), on June 25, 2019 Online GIof ntoo welwewct.reonnviicsivoontrienpgo, rts.com/XNCR or delete QR code and control # scΔan the QR≈ code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/XNCR Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q 1. Election of Directors: For Withhold For Withhold For Withhold 01 - Dr. Kevin C. Gorman 02 - Dr. A Bruce Montgomery 03 - Dr. Bassil I. Dahiyat 04 - Mr. Kurt Gustafson 05 - Mr. Yujiro S. Hata 06 - Mr. Richard Ranieri 07 - Dr. Ellen G. Feigal ForAgainst Abstain ForAgainst Abstain 2. Proposal to ratify RSM US LLP as the independent public accounting firm for 2019 3. Proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy materials Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. A Proposals — The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2 and 3. Xencor, Inc. Annual Meeting Proxy Card

q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Notice of 2019 Annual Meeting of Shareholders Company’s Headquarters, 111 W. Lemon Ave., Monrovia, CA 91016 Proxy Solicited by Board of Directors for Annual Meeting — June 26, 2019 Bassil I. Dahiyat or John J. Kuch, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Xencor, Inc. to be held on June 26, 2019 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees, and FOR Proposals 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Change of Address — Please print new address below. Comments — Please print your comments below. C Non-Voting Items Proxy — Xencor, Inc. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/XNCR